Exhibit 99.4

The information provided in this Exhibit is presented only in connection with the reporting changes described in the accompanying Form 8-K. This information does not reflect events occurring after February 28, 2019, the date we filed our 2018 Form 10-K, and does not modify or update the disclosures therein in any way, other than as required to reflect FMC Lithium as a discontinued operation, as described in the Form 8-K and set forth in Exhibits 99.1 through 99.4 attached thereto. You should therefore read this information in conjunction with the 2018 Form 10-K filed with the Securities and Exchange Commission on February 28, 2019 and in conjunction with our June 30, 2019 Form 10-Q filed with the Securities and Exchange Commission on July 31, 2019.

PART II

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

FMC CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in Millions, Except Per Share Data)	Year Ended December 31,
	2018	2017	2016
Revenue	$4,285.3	$2,531.2	$2,274.8
Costs and Expenses
Costs of sales and services	2,405.5	1,579.4	1,432.0

Gross Margin	$1,879.8	$951.8	$842.8

Selling, general and administrative expenses	790.0	581.7	419.4
Research and development expenses	287.7	138.4	131.4
Restructuring and other charges (income)	61.2	73.2	94.2
Total costs and expenses	$3,544.4	$2,372.7	$2,077.0
Income from continuing operations before equity in (earnings) loss of affiliates, non-operating pension and postretirement charges (income), interest expense, net and income taxes	$740.9	$158.5	$197.8
Equity in (earnings) loss of affiliates	(0.1)	(0.1)	(0.5)
Non-operating pension and postretirement charges (income)	(0.5)	(16.3)	23.8
Interest income	(1.4)	(0.9)	(0.6)
Interest expense	134.5	80.0	63.5
Income (loss) from continuing operations before income taxes	$608.4	$95.8	$111.6
Provision (benefit) for income taxes	70.8	228.9	38.2
Income (loss) from continuing operations	$537.6	$(133.1)	$73.4
Discontinued operations, net of income taxes	(26.1)	671.5	138.3
Net income (loss)	$511.5	$538.4	$211.7
Less: Net income (loss) attributable to noncontrolling interests	9.4	2.6	2.6
Net income (loss) attributable to FMC stockholders	$502.1	$535.8	$209.1
Amounts attributable to FMC stockholders:
Continuing operations, net of income taxes	$531.4	$(135.7)	$71.1
Discontinued operations, net of income taxes	(29.3)	671.5	138.0
Net income (loss) attributable to FMC stockholders	$502.1	$535.8	$209.1
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$3.94	$(1.01)	$0.53
Discontinued operations	(0.22)	5.00	1.03
Net income (loss) attributable to FMC stockholders	$3.72	$3.99	$1.56
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$3.91	$(1.01)	$0.53
Discontinued operations	(0.22)	5.00	1.03
Net income (loss) attributable to FMC stockholders	$3.69	$3.99	$1.56

The accompanying notes are an integral part of these consolidated financial statements.

FMC CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in Millions)	Year Ended December 31,
	2018	2017	2016
Net income (loss)	$511.5	$538.4	$211.7
Other comprehensive income (loss), net of tax:
Foreign currency adjustments:
Foreign currency translation gain (loss) arising during the period	$(100.8)	$172.7	$(48.7)
Reclassification of foreign currency translations losses	—	13.9	—
Total foreign currency adjustments (1)	$(100.8)	$186.6	$(48.7)

Derivative instruments:
Unrealized hedging gains (losses) and other, net of tax of $2.6, $0.5 and ($0.2)	$13.7	$(1.2)	$7.3
Reclassification of deferred hedging (gains) losses and other, included in net income, net of tax of ($3.1), ($0.1) and $3.3 (3)	(7.7)	(0.7)	6.0
Total derivative instruments, net of tax of ($0.5), $0.4 and $3.1	$6.0	$(1.9)	$13.3

Pension and other postretirement benefits:
Unrealized actuarial gains (losses) and prior service (costs) credits, net of tax of $1.3, $1.9 and ($7.7) (2)	$4.2	$0.6	$(26.9)
Reclassification of net actuarial and other (gain) loss, amortization of prior service costs and settlement charges, included in net income, net of tax of $4.3, $14.5 and $20.6 (3)	16.5	51.6	39.2
Total pension and other postretirement benefits, net of tax of $5.6, $16.4 and $12.9	$20.7	$52.2	$12.3

Other comprehensive income (loss), net of tax	$(74.1)	$236.9	$(23.1)
Comprehensive income (loss)	$437.4	$775.3	$188.6
Less: Comprehensive income (loss) attributable to the noncontrolling interest	3.9	1.4	0.6
Comprehensive income (loss) attributable to FMC stockholders	$433.5	$773.9	$188.0
____________________

(1)
Income taxes are not provided for any additional outside basis differences inherent in our investments in subsidiaries because the investments and related unremitted earnings are essentially permanent in duration or we have concluded that no additional tax liability will arise upon disposal. Note, in the first quarter of 2017, we changed our assertion on unremitted earnings for certain foreign subsidiaries as a result of the sale of our FMC Health and Nutrition segment.

(2)
At December 31 of each year, we remeasure our pension and postretirement plan obligations at which time we record any actuarial gains (losses) and prior service (costs) credits to other comprehensive income. During the years ended December 31, 2018 and 2017, due to the announced plans to separate FMC Lithium and divest FMC Health and Nutrition, respectively, we triggered a curtailment of our U.S. pension plans. As a result, we revalued our pension plans as of October 31, 2018 and March 31, 2017, respectively, in addition to the normal December 31st remeasurement, which resulted in adjustments to comprehensive income. See Note 14 for more information.

(3)	For more detail on the components of these reclassifications and the affected line item in the consolidated statements of income (loss) see Note 16 within these consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

FMC CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
(in Millions, Except Share and Par Value Data)	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$134.4	$281.8
Trade receivables, net of allowance of $22.4 in 2018 and $38.6 in 2017	2,143.8	1,920.8
Inventories	1,025.5	942.8
Prepaid and other current assets	432.6	303.5
Current assets of discontinued operations	293.9	203.8
Total current assets	$4,030.2	$3,652.7
Investments	0.7	1.3
Property, plant and equipment, net	756.9	808.9
Goodwill	1,468.1	1,198.9
Other intangibles, net	2,703.4	2,630.8
Other assets including long-term receivables, net	383.4	369.5
Deferred income taxes	272.8	253.3
Noncurrent assets of discontinued operations	358.8	290.9
Total assets	$9,974.3	$9,206.3
LIABILITIES AND EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$547.7	$192.6
Accounts payable, trade and other	795.5	654.4
Advance payments from customers	458.4	378.8
Accrued and other liabilities	570.8	479.4
Accrued customer rebates	365.3	266.6
Guarantees of vendor financing	67.1	51.5
Accrued pension and other postretirement benefits, current	6.2	5.7
Income taxes	85.1	95.9
Current liabilities of discontinued operations	97.3	84.5
Total current liabilities	$2,993.4	$2,209.4
Long-term debt, less current portion	2,145.0	2,993.0
Accrued pension and other postretirement benefits, long-term	47.2	59.3
Environmental liabilities, continuing and discontinued	458.5	340.2
Deferred income taxes	330.8	169.4
Noncurrent liabilities of discontinued operations	46.1	13.5
Other long-term liabilities	742.9	714.4
Commitments and contingent liabilities (Note 19)
Equity
Preferred stock, no par value, authorized 5,000,000 shares; no shares issued in 2018 or 2017	$—	$—
Common stock, $0.10 par value, authorized 260,000,000 shares in 2018 and 2017; 185,983,792 shares issued in 2018 and 2017	18.6	18.6
Capital in excess of par value of common stock	776.2	450.7
Retained earnings	4,334.3	3,952.4
Accumulated other comprehensive income (loss)	(308.9)	(240.3)
Treasury stock, common, at cost - 2018: 53,702,178 shares, 2017: 51,653,236 shares	(1,699.1)	(1,499.6)
Total FMC stockholders’ equity	$3,121.1	$2,681.8
Noncontrolling interests	89.3	25.3
Total equity	$3,210.4	$2,707.1
Total liabilities and equity	$9,974.3	$9,206.3

The accompanying notes are an integral part of these consolidated financial statements.

FMC CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in Millions)	Year Ended December 31,
	2018	2017	2016
Cash provided (required) by operating activities of continuing operations:
Net income (loss)	$511.5	$538.4	$211.7
Discontinued operations, net of income taxes	26.1	(671.5)	(138.3)
Income (loss) from continuing operations	$537.6	$(133.1)	$73.4
Adjustments from income (loss) from continuing operations to cash provided (required) by operating activities of continuing operations:
Depreciation and amortization	$150.2	$97.8	$85.8
Equity in (earnings) loss of affiliates	(0.1)	(0.1)	(0.5)
Restructuring and other charges (income)	61.2	73.2	94.2
Deferred income taxes	(43.9)	113.0	53.1
Pension and other postretirement benefits	6.1	(8.4)	32.5
Share-based compensation	22.5	21.1	20.2
Excess tax benefits from share-based compensation	—	—	(0.4)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Trade receivables, net	$(281.5)	$(191.1)	$20.1
Guarantees of vendor financing	15.4	(54.7)	55.0
Inventories	(200.7)	(102.8)	86.2
Accounts payable, trade and other	166.7	304.3	(34.6)
Advance payments from customers	80.2	141.1	(11.7)
Accrued customer rebates	104.1	16.9	(4.8)
Income taxes	(94.7)	109.3	(31.1)
Pension and other postretirement benefit contributions	(37.5)	(55.3)	(41.5)
Environmental spending, continuing, net of recoveries	(20.3)	(20.2)	(27.6)
Restructuring and other spending	(25.2)	(7.3)	(18.0)
Transaction-related spending	(101.1)	(78.9)	(23.4)
Change in other operating assets and liabilities, net (1)	23.7	7.2	(13.0)
Cash provided (required) by operating activities of continuing operations	$362.7	$232.0	$313.9
Cash provided (required) by operating activities of discontinued operations:
Environmental spending, discontinued, net of recoveries	$(41.0)	$(32.3)	$(21.8)
Operating activities of discontinued operations, net of divestiture costs	74.5	168.6	231.3
Other discontinued spending	(27.8)	(32.8)	(25.6)
Cash provided (required) by operating activities of discontinued operations	$5.7	$103.5	$183.9
____________________

(1)	Changes in all periods represent timing of payments associated with all other operating assets and liabilities.

The accompanying notes are an integral part of these consolidated financial statements.

FMC CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(in Millions)	Year Ended December 31,
	2018	2017	2016
Cash provided (required) by investing activities of continuing operations:
Capital expenditures	$(83.0)	$(38.3)	$(66.8)
Proceeds from disposal of property, plant and equipment	3.1	2.0	1.9
Acquisitions, net (2)	19.6	(1,225.6)	—
Proceeds from sale of product portfolios	88.0	—	—
Investment in Enterprise Resource Planning system	(48.5)	—	—
Other investing activities	(16.7)	(26.6)	(5.7)
Cash provided (required) by investing activities of continuing operations	$(37.5)	$(1,288.5)	$(70.6)
Cash provided (required) by investing activities of discontinued operations:
Proceeds from divestiture	$—	$38.0	$—
Other discontinued investing activities	(93.4)	(83.3)	(64.6)
Cash provided (required) by investing activities of discontinued operations	$(93.4)	$(45.3)	$(64.6)
Cash provided (required) by financing activities of continuing operations:
Increase (decrease) in short-term debt	$79.5	$(3.1)	$(8.7)
Proceeds from borrowing of long-term debt	—	1,598.9	2.8
Financing fees	(3.1)	(11.0)	(0.7)
Repayments of long-term debt	(552.0)	(302.3)	(242.6)
Acquisitions of noncontrolling interests	—	—	(20.0)
Transactions with noncontrolling interests	—	(0.5)	—
Net proceeds received from initial public offering of FMC Lithium (3)	363.6	—	—
Dividends paid (4)	(89.2)	(88.8)	(88.6)
Issuances of common stock, net	10.7	22.5	4.1
Excess tax benefits from share-based compensation	—	—	0.4
Repurchases of common stock under publicly announced program	(200.0)	—	(11.2)
Other repurchases of common stock	(6.8)	(2.6)	(1.8)
Cash provided (required) by financing activities of continuing operations	$(397.3)	$1,213.1	$(366.3)
Cash provided (required) by financing activities of discontinued operations:
Increase (decrease) in short-term debt	$—	$—	$(10.7)
Proceeds from borrowing of long-term debt	34.0	—	—
Cash provided (required) by financing activities of discontinued operations	$34.0	$—	$(10.7)
Effect of exchange rate changes on cash and cash equivalents	4.5	4.0	—
Increase (decrease) in cash and cash equivalents	$(121.3)	$218.8	$(14.4)

Cash and cash equivalents of continuing operations, beginning of period	$281.8	$60.2	$75.7
Cash and cash equivalents of discontinued operations, beginning of period (5)	1.2	4.0	2.9
Cash and cash equivalents, beginning of period	$283.0	$64.2	$78.6
Less: cash and cash equivalent of discontinued operations, end of period	27.3	1.2	4.0
Cash and cash equivalents, end of period	$134.4	$281.8	$60.2
____________________

(2)
Represents the cash portion of the total purchase consideration paid for the DuPont Crop Protection Business Acquisition. See Note 4 for more information on the non-cash consideration transferred to DuPont.

The accompanying notes are an integral part of these consolidated financial statements.

(3)
Pursuant to the terms of the separation and distribution agreement, we received a net distribution of approximately $364 million from the public offering of Livent representing the proceeds from the sale of its common stock and the underwriters' exercise to purchase additional shares as part of the initial public offering ("IPO"), net of underwriting discounts and commissions, financing fees and other offering related expenses.

(4)	See Note 16 regarding our quarterly cash dividend.

(5)	Reflected within "Current assets of discontinued operations" on the consolidated balance sheets.

Cash paid for interest, net of capitalized interest was $133.4 million, $98.8 million and $81.6 million, and income taxes paid, net of refunds was $135.3 million, $33.3 million and $62.8 million in December 31, 2018, 2017 and 2016, respectively. Net interest payments of zero, $16.6 million, and $19.6 million and tax payments, net of refunds of $10.0 million, $11.0 million, and $16.2 million were allocated to discontinued operations for the years ended December 31, 2018, 2017 and 2016, respectively. Accrued additions to property, plant and equipment at December 31, 2018, 2017 and 2016 were $3.1 million, $6.1 million and $3.1 million, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

FMC CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	FMC Stockholders’ Equity
(in Millions, Except Per Share Data)	Common Stock, $0.10 Par Value	Capital In Excess of Par	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non-controlling Interest	Total Equity
Balance December 31, 2015	$18.6	$417.7	$3,385.0	$(457.3)	$(1,498.3)	$42.6	$1,908.3
Net income (loss)			209.1			2.6	211.7
Stock compensation plans		19.9			4.3		24.2
Excess tax benefits from share-based compensation		(0.4)					(0.4)
Shares for benefit plan trust					0.4		0.4
Net pension and other benefit actuarial gains (losses) and prior service cost, net of income tax				12.3			12.3
Net hedging gains (losses) and other, net of income tax				13.3			13.3
Foreign currency translation adjustments				(46.7)		(2.0)	(48.7)
Dividends ($0.66 per share)			(88.6)				(88.6)
Repurchases of common stock					(13.0)		(13.0)
Transactions with noncontrolling interests (1)		(18.6)				(7.9)	(26.5)
Balance December 31, 2016	$18.6	$418.6	$3,505.5	$(478.4)	$(1,506.6)	$35.3	$1,993.0
Net income (loss)			535.8			2.6	538.4
Stock compensation plans		33.0			9.6		42.6
Shares for benefit plan trust					(0.2)		(0.2)
Net pension and other benefit actuarial gains (losses) and prior service cost, net of income tax				52.2			52.2
Net hedging gains (losses) and other, net of income tax				(1.9)			(1.9)
Foreign currency translation adjustments				187.8		(1.2)	186.6
Dividends ($0.66 per share)			(88.9)				(88.9)
Repurchases of common stock					(2.4)		(2.4)
Noncontrolling interests associated with an acquisition (1)						12.7	12.7
Transactions with noncontrolling interests (1)		(0.9)				(24.1)	(25.0)
Balance December 31, 2017	$18.6	$450.7	$3,952.4	$(240.3)	$(1,499.6)	$25.3	$2,707.1
Net income (loss)			502.1			9.4	511.5
Stock compensation plans		26.5			7.2		33.7
Shares for benefit plan trust					0.1		0.1
Net pension and other benefit actuarial gains (losses) and prior service cost, net of income tax				20.7			20.7
Net hedging gains (losses) and other, net of income tax				6.0			6.0
Foreign currency translation adjustments				(95.3)		(5.5)	(100.8)
Dividends ($0.90 per share)			(120.2)				(120.2)
Repurchases of common stock					(206.8)		(206.8)
Transactions with noncontrolling interests (1)(2)		299.0				60.1	359.1
Balance December 31, 2018	$18.6	$776.2	$4,334.3	$(308.9)	$(1,699.1)	$89.3	$3,210.4
____________________

(1)	See Notes 4 and 16 for more detail on the acquisitions of noncontrolling interest and transactions with noncontrolling interest, respectively.

(2)	Primarily represents the noncontrolling interest of our FMC Lithium as a result of the IPO. Refer to Note 1 for further information.

The accompanying notes are an integral part of these consolidated financial statements.

FMC CORPORATION
Notes to Consolidated Financial Statements

Note 1: Principal Accounting Policies and Related Financial Information
Nature of operations. We are an agricultural sciences company serving agricultural, consumer and industrial markets globally with innovative solutions, applications and market-leading products. We operate in a single distinct business segment: FMC Agricultural Solutions. Our FMC Agricultural Solutions segment develops, markets and sells all three major classes of crop protection chemicals – insecticides, herbicides, and fungicides. These products are used in agriculture to enhance crop yield and quality by controlling a broad spectrum of insects, weeds and disease, as well as in non-agricultural markets for pest control.
In March 2017, we announced our intention to separate our FMC Lithium segment (subsequently renamed Livent Corporation, or "Livent") into a publicly traded company. The initial step of the separation, the initial public offering ("IPO") of Livent, closed on October 15, 2018. In connection with the IPO, Livent had granted the underwriters an option to purchase additional shares of common stock to cover over-allotments at the IPO price, less the underwriting discount. On November 8, 2018, the underwriters exercised in full their option to purchase additional shares. After completion of the IPO and the underwriters' exercise to purchase additional shares of common stock, FMC owned 123 million shares of Livent's common stock, representing approximately 84 percent of the total outstanding shares of Livent's common stock. We have announced that we will distribute the remaining Livent shares (the "Distribution") on March 1, 2019. Our FMC Lithium segment and its results have been presented as a discontinued operation for all periods presented throughout this document. Accordingly, Notes 1 to 15 and Notes 17 to 22 to these consolidated financial statements have been appropriately recasted to reflect this presentation.
In connection with the IPO, we have entered into certain agreements with Livent that govern various interim and ongoing relationships between the parties. These agreements include a separation and distribution agreement, a transition services agreement, a shareholders’ agreement, a tax matters agreement, a registration rights agreement, an employee matters agreement and a trademark license agreement. The tax matters agreement allocates responsibility between the parties with respect to taxes incurred as a result of any failure of the Distribution to qualify as tax-free for U.S. federal income tax purposes. Furthermore, we have received an opinion from outside counsel to the effect that the Distribution, together with certain related transactions, will qualify as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, amended (the "Code") and a tax-free distribution pursuant to Section 355 of the Code.
Basis of consolidation and basis of presentation. The accompanying consolidated financial statements of FMC Corporation and its subsidiaries were prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Our consolidated financial statements include the accounts of FMC and all entities that we directly or indirectly control. All significant intercompany accounts and transactions are eliminated in consolidation.

Certain prior year amounts have been reclassified to conform to current year's presentation. Refer to the discussion within Note 2 for the impact of adopting guidance related to the presentation of net benefit cost.
Estimates and assumptions. In preparing the financial statements in conformity with U.S. GAAP we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results are likely to differ from those estimates, but we do not believe such differences will materially affect our financial position, results of operations or cash flows.
Cash equivalents. We consider investments in all liquid debt instruments with original maturities of 3 months or less to be cash equivalents.
Trade receivables, net of allowance. Trade receivables consist of amounts owed to us from customer sales and are recorded when revenue is recognized. The allowance for trade receivables represents our best estimate of the probable losses associated with potential customer defaults. In developing our allowance for trade receivables, we use a two stage process which includes calculating a general formula to develop an allowance to appropriately address the uncertainty surrounding collection risk of our entire portfolio and specific allowances for customers where the risk of collection has been reasonably identified either due to liquidity constraints or disputes over contractual terms and conditions.
Our method of calculating the general formula consists of estimating the recoverability of trade receivables based on historical experience, current collection trends, and external business factors such as economic factors, including regional bankruptcy rates, and political factors. Our analysis of trade receivable collection risk is performed quarterly, and the allowance is adjusted accordingly.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

We also hold long-term receivables that represent long-term customer receivable balances related to past-due accounts which are not expected to be collected within the current year. Our policy for the review of the allowance for these receivables is consistent with the discussion in the preceding paragraph above on trade receivables. Therefore on an ongoing basis, we continue to evaluate the credit quality of our long-term receivables utilizing aging of receivables, collection experience and write-offs, as well as existing economic conditions, to determine if an additional allowance is necessary.
The allowance for trade receivable was $22.4 million and $38.6 million as of December 31, 2018 and 2017, respectively. The allowance for long-term receivables was $60.5 million and $47.1 million at December 31, 2018 and 2017. The provision to the allowance for receivables charged against operations was $71.4 million, $22.1 million and $22.0 million for the years ended December 31, 2018, 2017 and 2016, respectively. See Note 9 for more information. The provision in 2018 includes the effects of the stranded accounts receivables written off as part of the restructuring in India. See Note 8 for more information.
Investments. Investments in companies in which our ownership interest is 50 percent or less and in which we exercise significant influence over operating and financial policies are accounted for using the equity method. Under the equity method, original investments are recorded at cost and adjusted by our share of undistributed earnings and losses of these investments. Majority owned investments in which our control is restricted are also accounted for using the equity method. All other investments are carried at their fair values or at cost, as appropriate. We are party to several joint venture investments throughout the world, which individually and in the aggregate are not significant to our financial results.
Inventories. Inventories are stated at the lower of cost or market value. Inventory costs include those costs directly attributable to products before sale, including all manufacturing overhead but excluding distribution costs. All domestic inventories, excluding materials and supplies, are determined on a last-in, first-out (“LIFO”) basis and our remaining inventories are recorded on either a first-in, first-out (“FIFO”) basis or average cost. The method for the acquired DuPont Crop Protection Business includes LIFO and average cost. See Note 6 for more information.
Property, plant and equipment. We record property, plant and equipment, including capitalized interest, at cost. We recognize acquired property, plant and equipment, from acquisitions at its estimated fair value. Depreciation is provided principally on the straight-line basis over the estimated useful lives of the assets (land improvements — 20 years, buildings — 20 to 40 years, and machinery and equipment — three to 18 years). Gains and losses are reflected in income upon sale or retirement of assets. Expenditures that extend the useful lives of property, plant and equipment or increase productivity are capitalized. Ordinary repairs and maintenance are expensed as incurred through operating expense.
Capitalized interest. We capitalized interest costs of $4.1 million in 2018, $1.6 million in 2017 and $1.9 million in 2016. These costs were primarily associated with the construction of certain long-lived assets and have been capitalized as part of the cost of those assets. We amortize capitalized interest over the assets’ estimated useful lives.
Impairments of long-lived assets. We review the recovery of the net book value of long-lived assets whenever events and circumstances indicate that the net book value of an asset may not be recoverable from the estimated undiscounted future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the net book value, we recognize an impairment loss equal to an amount by which the net book value exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.
Asset retirement obligations. We record asset retirement obligations (“AROs”) at fair value at the time the liability is incurred if we can reasonably estimate the settlement date. The associated AROs are capitalized as part of the carrying amount of related long-lived assets. In future periods, the liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset. We also adjust the liability for changes resulting from the passage of time and/or revisions to the timing or the amount of the original estimate. Upon retirement of the long-lived asset, we either settle the obligation for its recorded amount or incur a gain or loss.
We have obligations at the majority of our manufacturing facilities in the event of permanent plant shutdown. Certain of these obligations are recorded in our environmental reserves described in Note 11. For certain AROs not already accrued, we have calculated the fair value of these AROs and concluded that the present value of these obligations was inconsequential at December 31, 2018 and 2017.
The carrying amounts for the AROs for the years ended December 31, 2018 and 2017 are $2.6 million and $1.9 million, respectively. These amounts are included in "Other long-term liabilities" on the consolidated balance sheet.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Restructuring and other charges. We continually perform strategic reviews and assess the return on our businesses. This sometimes results in a plan to restructure the operations of a business. We record an accrual for severance and other exit costs under the provisions of the relevant accounting guidance.
Additionally, as part of these restructuring plans, write-downs of long-lived assets may occur. Two types of assets are impacted: assets to be disposed of by sale and assets to be abandoned. Assets to be disposed of by sale are measured at the lower of carrying amount or estimated net proceeds from the sale. Assets to be abandoned with no remaining future service potential are written down to amounts expected to be recovered. The useful life of assets to be abandoned that have a remaining future service potential are adjusted and depreciation is recorded over the adjusted useful life.
Capitalized software. We capitalize the costs of internal use software in accordance with accounting literature which generally requires the capitalization of certain costs incurred to develop or obtain internal use software. We assess the recoverability of capitalized software costs on an ongoing basis and record write-downs to fair value as necessary. We amortize capitalized software costs over expected useful lives ranging from three to 10 years. See Note 21 for the net unamortized computer software balances.
Goodwill and intangible assets. Goodwill and other indefinite life intangible assets are not subject to amortization. Instead, they are subject to at least an annual assessment for impairment by applying a fair value-based test.
We test goodwill and indefinite life intangibles for impairment annually using the criteria prescribed by U.S. GAAP accounting guidance for goodwill and other intangible assets. Based upon our annual impairment assessments conducted in 2018 and 2017, we did not record any goodwill impairments. See Note 5 for more information on indefinite life intangibles. In 2017, we recorded a $42.1 million impairment charge to write down certain indefinite-lived intangible assets of the acquired DuPont Crop Protection Business as a result of the Tax Cuts and Jobs Act (“the Act”) passed in the fourth quarter of 2017. See Note 12 for more details. In 2016, we recorded indefinite life intangible impairments of $9.3 million. These amounts were associated with Cheminova integration and restructuring activities within FMC Agricultural Solutions.
Finite-lived intangible assets consist of primarily customer relationships and patents, brands, registration rights, industry licenses, and other intangibles and are generally being amortized over periods of approximately three to 20 years. See Note 5 for additional information on goodwill and intangible assets.
Revenue recognition. We recognize revenue when (or as) we satisfy our performance obligation which is when the customer obtains control of the good or service. Rebates due to customers are accrued as a reduction of revenue in the same period that the related sales are recorded based on the contract terms. Refer to Note 3.
We record amounts billed for shipping and handling fees as revenue. Costs incurred for shipping and handling are recorded as costs of sales and services. Amounts billed for sales and use taxes, value-added taxes, and certain excise and other specific transactional taxes imposed on revenue-producing transactions are presented on a net basis and excluded from sales in the consolidated income statements. We record a liability until remitted to the respective taxing authority.
We periodically enter into prepayment arrangements with customers, primarily in our FMC Agricultural Solutions segment, and receive advance payments for product to be delivered in future periods. These advance payments are recorded as deferred revenue and classified as “Advance payments from customers” on the consolidated balance sheet. Revenue associated with advance payments is recognized as shipments are made and transfer of control to the customer takes place.
On January 1, 2018, Accounting Standards Update 2014-09, Revenue from Contracts with Customers, became effective. See Note 2 to these consolidated financial statements for more information.
Research and development. Research and development costs are expensed as incurred. In-process research and development acquired as part of asset acquisitions, which include license and development agreements, are expensed as incurred and included as a component of “Restructuring and other charges (income)" on the consolidated statements of income (loss).
Income and other taxes. We provide current income taxes on income reported for financial statement purposes adjusted for transactions that do not enter into the computation of income taxes payable. We recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. We have not provided income taxes for any additional outside basis differences inherent in our investments in subsidiaries because the investments and related unremitted earnings are essentially permanent in duration or we have concluded that no additional tax liability will arise upon disposal.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Foreign currency. We translate the assets and liabilities of our foreign operations at exchange rates in effect at the balance sheet date. For foreign operations for which the functional currency is not the U.S. dollar we record translation gains and losses as a component of accumulated other comprehensive income (loss) in equity. The foreign operations' income statements are translated at the monthly exchange rates for the period.

We record remeasurement gains and losses on monetary assets and liabilities, such as accounts receivables and payables, which are not in the functional currency of the operation. These remeasurement gains and losses are recorded in income as they occur. We generally enter into foreign currency contracts to mitigate the financial risk associated with these transactions.  See “Derivative financial instruments” below and Note 18.
Derivative financial instruments. We mitigate certain financial exposures, including currency risk, interest rate risk and commodity price exposures, through a controlled program of risk management that includes the use of derivative financial instruments. We enter into foreign exchange contracts, including forward and purchased option contracts, to reduce the effects of fluctuating foreign currency exchange rates.
We recognize all derivatives on the balance sheet at fair value. On the date the derivative instrument is entered into, we generally designate the derivative as either a hedge of the variability of cash flows to be received or paid related to a forecasted transaction (cash flow hedge) or a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). We record in accumulated other comprehensive income (loss) changes in the fair value of derivatives that are designated as, and meet all the required criteria for, a cash flow hedge. We then reclassify these amounts into earnings as the underlying hedged item affects earnings. We record immediately in earnings changes in the fair value of derivatives that are not designated as cash flow hedges.
We formally document all relationships between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes relating derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. We also formally assess, both at the inception of the hedge and throughout its term, whether each derivative is highly effective in offsetting changes in fair value or cash flows of the hedged item. If we determine that a derivative is not highly effective as a hedge, or if a derivative ceases to be a highly effective hedge, we discontinue hedge accounting with respect to that derivative prospectively.
Treasury stock. We record shares of common stock repurchased at cost as treasury stock, resulting in a reduction of stockholders’ equity in the consolidated balance sheets. When the treasury shares are contributed under our employee benefit plans or issued for option exercises, we use a FIFO method for determining cost. The difference between the cost of the shares and the market price at the time of contribution to an employee benefit plan is added to or deducted from the related capital in excess of par value of common stock.
Segment information. We determined our reportable segments based on our strategic business units, the commonalities among the products and services within each segment and the manner in which we review and evaluate operating performance.
We have identified FMC Agricultural Solutions as our reportable segment. Segment disclosures are included in Note 20. Segment EBITDA is defined as segment revenue less operating expenses (segment operating expenses consist of costs of sales and services, selling, general and administrative expenses, research and development expenses), excluding depreciation and amortization. We have excluded the following items from segment EBITDA: corporate staff expense, interest income and expense associated with corporate debt facilities and investments, income taxes, gains (or losses) on divestitures of businesses, restructuring and other charges (income), non-operating pension and postretirement charges (income), investment gains and losses, loss on extinguishment of debt, asset impairments, LIFO inventory adjustments, transaction-related charges, and other income and expense items. Information about how restructuring and other charges (income) relate to our businesses at the segment level is discussed in Note 8.
Segment assets and liabilities are those assets and liabilities that are recorded and reported by segment operations. Segment operating capital employed represents segment assets less segment liabilities. Segment assets exclude corporate and other assets, which are principally cash equivalents, the LIFO reserve on inventory, deferred income taxes, eliminations of intercompany receivables and property and equipment not attributable to a specific segment, such as capitalized interest. Segment liabilities exclude substantially all debt, income taxes, pension and other postretirement benefit liabilities, environmental reserves and related recoveries, restructuring reserves, fair value of currency contracts, intercompany eliminations, and reserves for discontinued operations.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Geographic segment revenue is based on the location of our customers. Geographic segment long-lived assets include goodwill and other intangibles, net, property, plant and equipment, net and other non-current assets. Geographic segment data is included in Note 20.
Stock compensation plans. We recognize compensation expense in the financial statements for all share options and other equity-based arrangements. Share-based compensation cost is measured at the date of grant, based on the fair value of the award, and is recognized over the employee’s requisite service period. See Note 15 for further discussion on our share-based compensation.
Environmental obligations. We provide for environmental-related obligations when they are probable and amounts can be reasonably estimated. Where the available information is sufficient to estimate the amount of liability, that estimate has been used. Where the information is only sufficient to establish a range of probable liability and no point within the range is more likely than any other, the lower end of the range has been used.
Estimated obligations to remediate sites that involve oversight by the United States Environmental Protection Agency (“EPA”), or similar government agencies, are generally accrued no later than when a Record of Decision (“ROD”), or equivalent, is issued, or upon completion of a Remedial Investigation/Feasibility Study (“RI/FS”), or equivalent, that is submitted by us and the appropriate government agency or agencies. Estimates are reviewed quarterly and, if necessary, adjusted as additional information becomes available. The estimates can change substantially as additional information becomes available regarding the nature or extent of site contamination, required remediation methods, and other actions by or against governmental agencies or private parties.
Our environmental liabilities for continuing and discontinued operations are principally for costs associated with the remediation and/or study of sites at which we are alleged to have released hazardous substances into the environment. Such costs principally include, among other items, RI/FS, site remediation, costs of operation and maintenance of the remediation plan, management costs, fees to outside law firms and consultants for work related to the environmental effort, and future monitoring costs. Estimated site liabilities are determined based upon existing remediation laws and technologies, specific site consultants’ engineering studies or by extrapolating experience with environmental issues at comparable sites.
Included in our environmental liabilities are costs for the operation, maintenance and monitoring of site remediation plans ("OM&M"). Such reserves are based on our best estimates for these OM&M plans. Over time we may incur OM&M costs in excess of these reserves. However, we are unable to reasonably estimate an amount in excess of our recorded reserves because we cannot reasonably estimate the period for which such OM&M plans will need to be in place or the future annual cost of such remediation, as conditions at these environmental sites change over time. Such additional OM&M costs could be significant in total but would be incurred over an extended period of years.
Included in the environmental reserve balance, other assets balance and disclosure of reasonably possible loss contingencies are amounts from third party insurance policies which we believe are probable of recovery.
Provisions for environmental costs are reflected in income, net of probable and estimable recoveries from named Potentially Responsible Parties (“PRPs”) or other third parties. Such provisions incorporate inflation and are not discounted to their present values.
In calculating and evaluating the adequacy of our environmental reserves, we have taken into account the joint and several liability imposed by Comprehensive Environmental Remediation, Compensation and Liability Act (“CERCLA”) and the analogous state laws on all PRPs and have considered the identity and financial condition of the other PRPs at each site to the extent possible. We have also considered the identity and financial condition of other third parties from whom recovery is anticipated, as well as the status of our claims against such parties. Although we are unable to forecast the ultimate contributions of PRPs and other third parties with absolute certainty, the degree of uncertainty with respect to each party is taken into account when determining the environmental reserve on a site-by-site basis. Our liability includes our best estimate of the costs expected to be paid before the consideration of any potential recoveries from third parties. We believe that any recorded recoveries related to PRPs are realizable in all material respects. Recoveries are recorded as either an offset in “Environmental liabilities, continuing and discontinued” or as “Other assets including long-term receivables, net” in our consolidated balance sheets in accordance with U.S. accounting literature.
Pension and other postretirement benefits. We provide qualified and nonqualified defined benefit and defined contribution pension plans, as well as postretirement health care and life insurance benefit plans to our employees and retirees. The costs (or benefits) and obligations related to these benefits reflect key assumptions related to general economic conditions, including interest (discount) rates, healthcare cost trend rates, expected rates of return on plan assets and the rates of compensation increase for

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

employees. The costs (or benefits) and obligations for these benefit programs are also affected by other assumptions, such as average retirement age, mortality, employee turnover, and plan participation. To the extent our plans’ actual experience, as influenced by changing economic and financial market conditions or by changes to our own plans’ demographics, differs from these assumptions, the costs and obligations for providing these benefits, as well as the plans’ funding requirements, could increase or decrease. When actual results differ from our assumptions, the difference is typically recognized over future periods. In addition, the unrealized gains and losses related to our pension and postretirement benefit obligations may also affect periodic benefit costs (or benefits) in future periods. See Note 14 for additional information relating to pension and other postretirement benefits.

Note 2: Recently Issued and Adopted Accounting Pronouncements and Regulatory Items

New accounting guidance and regulatory items
In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-15, Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The amendments in this ASU align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new standard is effective for fiscal years beginning after December 15, 2019 (i.e. a January 1, 2020 effective date). We are evaluating the effect the guidance will have on our consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This new standard permits a company to reclassify the income tax effects of the change in the U.S federal corporate income tax rate on the gross deferred tax amounts and related valuation allowances as well as other income tax effects related to the application of the Act within Accumulated other comprehensive income ("AOCI") to retained earnings. There are also new required disclosures such as a description of the accounting policy for releasing income tax effects from AOCI as well as certain disclosures in the period of adoption if a company elects to reclassify the income tax effects. The new standard is effective for fiscal years beginning after December 15, 2018 (i.e. a January 1, 2019 effective date), and interim periods within those fiscal years, with early adoption permitted. The impacts of this standard is limited to a reclassification of certain income tax effects from AOCI to retained earnings.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815). This ASU amends and simplifies existing hedge accounting guidance and allows for more hedging strategies to be eligible for hedge accounting. In addition, the ASU amends disclosure requirements and how hedge effectiveness is assessed. The new standard is effective for fiscal years beginning after December 15, 2018 (i.e. a January 1, 2019 effective date), with early adoption permitted in any interim period after issuance of this ASU. We believe the adoption will not have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU changes the subsequent measurement of goodwill impairment by eliminating Step 2 from the impairment test. Under the new guidance, an entity will measure impairment using the difference between the carrying amount and the fair value of the reporting unit. The new standard is effective for fiscal years beginning after December 15, 2019 (i.e. a January 1, 2020 effective date), with early adoption permitted for goodwill impairment tests with measurement dates after January 1, 2017. We believe the adoption will not have a material impact on our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments” ("ASU 2016-13"). ASU 2016-13 replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses. The update is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The new standard is effective for fiscal years beginning after December 15, 2019 (i.e. a January 1, 2020 effective date), with early adoption permitted for fiscal years beginning after December 15, 2018. We are evaluating the effect the guidance will have on our consolidated financial statements.

In February 2016, the FASB issued its new lease accounting guidance in ASU No. 2016-02, Leases (Topic 842) ("ASU 2016-02"). Under the new guidance, lessees are required to recognize for all leases (with the exception of short-term leases) a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. We have adopted this standard as of January 1, 2019 utilizing a modified retrospective approach and have elected the optional transition practical expedient. Under this transition practical expedient, only contracts that exist as of, or are entered into on or

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

after, January 1, 2019 are transitioned, with a cumulative effect adjustment as of January 1, 2019. All comparative periods prior to January 1, 2019 will retain the financial reporting and disclosure requirements of ASC 840.

While we are still finalizing the effect that ASU 2016-02 will have on our consolidated financial statements and related disclosures, we have performed various assessment, lease abstraction, and operational activities as part of our established project plan to support the implementation of the new lease standard. As part of our impact assessment, we have performed scoping exercises and also verified our lease population, which is approximately 1,400 leases as of February 2019. This population includes leases identified in our embedded lease assessment process. Information from these leases have been abstracted into our lease accounting software, which will assist us in the quantification of the expected impact on the consolidated balance sheets and facilitate the calculations of the related accounting entries and disclosures. We continue to update this population in our software as new leases are entered or modified and reassess the impact, accordingly. We have also assessed any potential impacts on our internal controls, business processes, and accounting policies related to both the implementation and ongoing compliance of the new guidance. We have made updates and/or created new controls and processes to address the significant changes as a result of the adoption of ASU 2016-02. Additionally, we are in the process of developing drafts of our new footnote disclosures required under the new standard that will be disclosed in our first quarter Form 10-Q, but will continue to work on finalizing them during the first quarter of 2019. As previously noted, although we are still finalizing the quantitative effects of ASU 2016-02, we expect total assets and total liabilities will increase between $180 million and $220 million in the period of adoption (this range represents the discounted impact). A large majority of that increase relates to a few key real estate leases including our Corporate headquarters, regional innovation centers, and centers of excellence.

Recently adopted accounting guidance
In March 2018, the FASB issued ASU No. 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 related to the Tax Cuts and Jobs Act. This update amends several paragraphs in ASC 740, Income Taxes, that contain SEC guidance related to SAB 118, which was previously issued in December 2017 by the SEC. In accordance with SAB 118, income tax effects of the Act were refined upon obtaining, preparing, or analyzing additional information during the measurement period. During the year ended December 31, 2018, we recorded an adjustment to our provisional expense of $8.5 million. Our analysis under SAB 118 is complete. Refer to Note 12 for more information.

In May 2017, the FASB issued ASU No. 2017-09, Stock Compensation - Scope of Modification Accounting. This ASU provides guidance on which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The new standard was effective for fiscal years beginning after December 15, 2017 (i.e. a January 1, 2018 effective date). We adopted this standard beginning in 2018. We will apply the new guidance for any non-substantive changes in our share-based awards in future periods. There was no impact to our consolidated financial statements upon adoption.

In March 2017, the FASB issued ASU No. 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This ASU provides requirements for the presentation and disclosure of net benefit cost on the financial statements. The service cost component of net benefit cost is required to be presented in the income statement line item where the associated compensation cost is reported, while the other components of net benefit cost are required to be presented outside of operating income. The new standard was effective for fiscal years beginning after December 15, 2017 (i.e. a January 1, 2018 effective date). We adopted this standard on a retrospective basis. As a result, we have reclassified non-operating pension and postretirement charges (income) from "Selling, general and administrative expenses" to "Non-operating pension and postretirement charges (income)" within the consolidated statements of income (loss). For the years ended December 31, 2017 and 2016, we reclassified $(16.3) million and $23.8 million of non-operating pension and postretirement charges (income). There was no impact to our net income. Refer to the table below.

	Year ended December 31, 2017
(in Millions)	As Reported	Reclassification	As adjusted
Selling, general and administrative expenses	$565.4	$16.3	$581.7
Non-operating pension and postretirement charges (income)	—	(16.3)	(16.3)

	Year ended December 31, 2016
(in Millions)	As Reported	Reclassification	As adjusted
Selling, general and administrative expenses	$443.2	$(23.8)	$419.4
Non-operating pension and postretirement charges (income)	—	23.8	23.8

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations. This new ASU clarified the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The new standard was effective for fiscal years beginning after December 15, 2017 (i.e. a January 1, 2018 effective date) and will be applied prospectively. We adopted this standard beginning in 2018. We expect these provisions to impact future transactions of acquisitions or disposals. However, there was no impact to our consolidated financial statements upon adoption.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740), Intra-Entity Transfers of Assets Other Than Inventory. Under the new guidance, an entity will recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The new standard was effective for fiscal years beginning after December 15, 2017 (i.e. a January 1, 2018 effective date), with early adoption permitted only in the first quarter of a fiscal year. We adopted this standard beginning in 2018. There was no material impact to our consolidated financial statements upon adoption.

In August 2016, the FASB issued ASU No. 2016-15, Statements of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. This ASU addresses eight specific cash flow issues with the goal of reducing the existing diversity in practice in how certain cash receipts and cash payments are both presented and classified in the statement of cash flows. The new standard was effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years (i.e. a January 1, 2018 effective date), with early adoption permitted. We adopted this standard beginning in 2018. Based on our review of the eight cash flow issues, there were no significant changes to our presentation of certain cash receipts and payments within our consolidated cash flow statement.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which amends the guidance in U.S. GAAP on the classification and measurement of financial instruments. Changes to the current guidance primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. The new standard was effective for fiscal years and interim periods beginning after December 15, 2017 (i.e. a January 1, 2018 effective date), and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. We adopted this standard beginning in 2018. There was no material impact on our consolidated financial statements upon adoption.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This standard requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This guidance replaced most existing revenue recognition guidance in U.S. GAAP. On January 1, 2018, we adopted ASU 2014-09 and its related amendments (collectively known as ASC 606) using the modified retrospective adoption method.
In order to adopt this standard, we performed an impact assessment by analyzing revenue transactions and arrangements that are representative of our business segments and their revenue streams. Additionally, we assessed any potential impacts on our internal controls and processes related to both the implementation and ongoing compliance of the new guidance. Our assessment procedures included the DuPont Crop Protection Business, which was acquired on November 1, 2017.
The standard impacted our disclosures including disclosures presenting further disaggregation of revenue. Refer to Note 3 for further information. Based on our assessment, there was no cumulative catchup effect of initially applying ASC 606 that required an adjustment to our retained earnings; however, we have recognized balance sheet adjustments related to the presentation of sales returns liabilities and corresponding refund assets. The comparative information has not been adjusted and continues to be reported under ASC 605.
Utilizing the practical expedients and exemptions allowed under the modified retrospective method, ASC 606 was only applied to existing contracts (i.e. those for which FMC has remaining performance obligations) as of January 1, 2018, and new contracts entered into after January 1, 2018. ASC 606 was not applied to contracts that were completed prior to December 31, 2017. The impacts of the adoption of ASC 606 are set out below.
The cumulative effect of the changes made to our consolidated January 1, 2018 balance sheet for the adoption of ASC 606, Revenue from Contracts with Customers, was as follows:

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

	Balance at December 31, 2017	Adjustments due to ASC 606	Balance at January 1, 2018
(in Millions)	Amounts as originally reported	Adjustment	Amounts as adjusted
Assets
Prepaid and other current assets	$303.5	$84.8	$388.3
Liabilities and Equity
Accrued and other liabilities	$479.4	$84.8	$564.2

In accordance with the new revenue standard requirements, the disclosure of the impact of adoption on our consolidated balance sheet was as follows:

	December 31, 2018
(in Millions)	Amounts as reported	Adjustment due to ASC 606	Amounts without ASC 606 adjustment
Balance Sheet
Assets
Prepaid and other current assets	$432.6	$(49.7)	$382.9
Liabilities and Equity
Accrued and other liabilities	$570.8	$(49.7)	$521.1

The adoption of ASC 606 requires FMC to record its estimated product returns gross on the balance sheet. Therefore, a refund liability is recognized for the consideration paid by a customer to which FMC does not expect to be entitled, together with a corresponding asset to recover the product from the customer. Presenting estimated product returns gross on the balance sheet resulted in impacts to the above asset and liability line items.

Note 3: Revenue Recognition

Disaggregation of revenue
FMC disaggregates revenue from contracts with customers by business segment and by geographical areas. Our FMC Agricultural Solutions segment is further disaggregated into three major pesticide product categories - Insecticides, Herbicides, and Fungicides. The disaggregated revenue tables below are reconciled to FMC’s reportable segment, as defined in Note 20, for the year ended December 31, 2018.
The following table provides information about disaggregated revenue by major geographical region:

(in Millions)	Year ended December 31, 2018
FMC Agricultural Solutions
North America	$1,090.8
Latin America	1,210.1
Europe, Middle East & Africa	966.0
Asia Pacific	1,018.4
Total FMC Revenue	$4,285.3

The following table provides information about disaggregated revenue by major product category:

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

(in Millions)	Year ended December 31, 2018
FMC Agricultural Solutions
Insecticides	$2,476.5
Herbicides	1,251.2
Fungicides	268.7
Other	288.9
Total FMC Revenue	$4,285.3

FMC Agricultural Solutions
We earn revenue from the sale of a wide range of products to a diversified base of customers around the world. FMC Agricultural Solutions' portfolio is comprised of three major pesticide categories: insecticides, herbicides and fungicides. These products are used in agriculture to enhance crop yield and quality by controlling a broad spectrum of insects, weeds and disease, as well as in non-agricultural markets for pest control. The majority of our product lines consist of insecticides and herbicides, and we have a small but fast-growing portfolio of fungicides mainly used in high value crop segments. Our insecticides are used to control a wide spectrum of pests, while our herbicide portfolio primarily targets a large variety of difficult-to-control weeds. Products in the other category include various agricultural products such as smaller classes of pesticides, growth promoters, and soil enhancements.
Sale of Goods
Revenue from product sales is recognized when (or as) FMC satisfies a performance obligation by transferring the promised goods to a customer, that is, when control of the good transfers to the customer. The customer is then invoiced at the agreed-upon price with payment terms generally ranging from 30 to 90 days, with some regions providing terms longer than 90 days. We do not typically give payment terms that exceed 360 days; however, in certain geographical regions such as Latin America, these extended terms may be given in limited circumstances. Additionally, a timing difference of over one year can exist between when products are delivered to the customer and when payment is received from the customer in these regions; however, the effect of these sales is not material to the financial statements as a whole. Furthermore, we have assessed the circumstances and arrangements in these regions and determined that the contracts with these customers do not contain a significant financing component.
In determining when the control of goods is transferred, we typically assess, among other things, the transfer of risk and title and the shipping terms of the contract. The transfer of title and risk typically occurs either upon shipment to the customer or upon receipt by the customer. As such, FMC typically recognizes revenue when goods are shipped based on the relevant Incoterm for the product order, or in some regions, when delivery to the customer’s requested destination has occurred. When we perform shipping and handling activities after the transfer of control to the customer (e.g., when control transfers prior to delivery), they are considered as fulfillment activities, and accordingly, the costs are accrued for when the related revenue is recognized. For FOB shipping point terms, revenue is recognized at the time of shipment since the customer gains control at this point in time.
We record amounts billed for shipping and handling fees as revenue. Costs incurred for shipping and handling are recorded as costs of sales and services. Amounts billed for sales and use taxes, value-added taxes, and certain excise and other specific transactional taxes imposed on revenue-producing transactions are presented on a net basis and excluded from sales in the consolidated income statements. We record a liability until remitted to the respective taxing authority.
Sales Incentives and Other Variable Considerations
As a part of our customary business practice, we offer a number of sales incentives to our customers including volume discounts, retailer incentives, and prepayment options. The variable considerations given can differ by products, support levels and other eligibility criteria. For all such contracts that include any variable consideration, we estimate the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Although determining the transaction price for these considerations requires significant judgment, we have significant historical experience with incentives provided to customers and estimate the expected consideration considering historical patterns of incentive payouts. These estimates are reassessed each reporting period as required.
In addition to the variable considerations describe above, in certain instances, we may require our customers to meet certain volume thresholds within their contract term. We estimate what amount of variable consideration should be included in the transaction

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

price at contract inception and continually reassess this estimation each reporting period to determine situations when the minimum volume thresholds will not be met. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur.
Right of Return
FMC extends an assurance warranty offering customers a right of refund or exchange in case delivered product does not conform to specifications. Additionally, in certain regions and arrangements, we may offer a right of return for a specified period. Both instances are accounted for as a right of return and transaction price is adjusted for an estimate of expected returns. Replacement products are accounted for under the warranty guidance if the customer exchanges one product for another of the same kind, quality, and price. We have significant experience with historical return patterns and use this experience to include returns in the estimate of transaction price.
Contract asset and contract liability balances
FMC satisfies its obligations by transferring goods and services in exchange for consideration from customers. The timing of performance sometimes differs from the timing the associated consideration is received from the customer, thus resulting in the recognition of a contract asset or contract liability. FMC recognizes a contract liability if the customer's payment of consideration is received prior to completion of FMC's related performance obligation.
The following table presents the opening and closing balances of FMC's receivables (net of allowances) and contract liabilities from contracts with customers.

(in Millions)	Balance as of December 31, 2017	Balance as of December 31, 2018	Increase (Decrease)
Receivables from contracts with customers, net of allowances	$2,027.5	$2,228.3	$200.8
Contract liabilities: Advance payments from customers	378.8	458.4	79.6

The amount of revenue recognized in the year ended December 31, 2018 that was included in the opening contract liability balance is $378.8 million, which primarily relates to revenue from prepayment contracts with customers in the FMC Agricultural Solutions segment.
The balance of receivables from contracts with customers listed in the table above include both current trade receivables and long-term receivables, net of allowance for doubtful accounts. The allowance for receivables represents our best estimate of the probable losses associated with potential customer defaults. We determine the allowance based on historical experience, current collection trends, and external business factors such as economic factors, including regional bankruptcy rates, and political factors. The change in allowance for doubtful accounts for both current trade receivables and long-term receivables is representative of the impairment of receivables as of December 31, 2018. Refer to Note 9 for further information.
FMC periodically enters into prepayment arrangements with customers and receives advance payments for product to be delivered in future periods. Prepayment terms are extended to customers/distributors in order to capitalize on surplus cash with growers. Growers receive bulk payments for their produce, which they leverage to buy FMC products from distributors through prepayment options. This in turn creates opportunity for distributors to make large prepayments to FMC for securing the future supply of products to be sold to growers. Prepayments are typically received in the fourth quarter of the fiscal year and are for the following marketing year indicating that the time difference between prepayment and performance of corresponding performance obligations does not exceed one year. FMC recognizes these prepayments as a liability under “Advance Payments from customers” on the consolidated balance sheets when they are received. Revenue associated with advance payments is recognized as shipments are made and transfer of control to the customer takes place. Advance payments from customers was $378.8 million as of December 31, 2017 and $458.4 million as of December 31, 2018.
Performance obligations
At contract inception, FMC assesses the goods and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer a good or service (or bundle of goods or services) that is distinct. To identify the performance obligations, we consider all the goods or services promised in the contract, whether explicitly stated or implied based on customary business practices. Based on our evaluation, we have determined that our current contracts do not contain more than one performance obligation. Revenue is recognized when (or as) the performance obligation is satisfied, which is when the customer obtains control of the good or service.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Periodically, FMC may enter into contracts with customers which require them to submit a forecast of non-binding purchase obligations to us. These forecasts are typically provided by the customer to FMC in good faith, and there are no penalties or obligations if the forecasts are not met. Accordingly, we have determined that these are optional purchases and do not represent material rights and are not considered as unsatisfied (or partially satisfied) performance obligations for the purposes of this disclosure.
In separate and less common circumstances, FMC may have contracts with customers which have binding purchase requirements for just one quarter of their annual forecasts. Additionally, as noted in the Contract Liabilities section above, FMC periodically enters into agricultural prepayment arrangements with customers, and receives advance payments for product to be delivered in future periods within one year. We have elected not to disclose the aggregate amount of the transaction price allocated to remaining performance obligations for these two types of contracts as they have an expected duration of one year or less and the revenue is expected to be recognized within the next year.
Other arrangements
Data Licensing
FMC sometimes grants to third parties a license and right to rely upon pesticide regulatory data filed with government agencies. Such licenses allow a licensee to cite and rely upon FMC’s data in connection with the licensee’s application for pesticide registrations as required by law; these licenses can be granted through contract or through a mandatory statutory license, depending on circumstances. In the most common occurrence, when a license is embedded in a contract for supply of pesticide active ingredient from FMC to the licensee, the license grant is not considered as distinct from other promised goods or services. Accordingly, all promises are treated as a single performance obligation and revenue is recognized at a point when the control of the pesticide products is transferred to the licensee-customer. In the less frequent occurrence, when the license and right to use data is granted without a supply contract, FMC accounts for the revenue attributable to the data license as a performance obligation satisfied at a single point in time and recognizes revenue on the effective date of such contract. Finally, in those circumstance of mandatory data licensing by statute, such as under U.S. pesticide law, FMC recognizes the data compensation upon the effective date of the data compensation settlement agreement. Payment terms for these arrangements may vary by contract.
Service Arrangements
In limited cases, FMC engages in providing certain tolling services, such as filling and packing services using raw and packing materials supplied by the customer. However, as a result of the DuPont Crop Protection Business Acquisition, on November 1, 2017 DuPont and FMC entered into an agreement to provide tolling services to one another for up to five years from the acquisition date. Depending on the nature of the tolling services, FMC determines the appropriate method of satisfaction of the performance obligation, which may be the input or output method. Compared to other goods and services provided by FMC, service arrangements do not represent a significant portion of sales each year. Payment terms for service arrangements may vary by contract; however, payment is typically due within 30 days of the invoice date.

Practical Expedients and Exemptions
FMC has elected the following practical expedients following the adoption of ASC 606:

a.
Costs of obtaining a contract: FMC incurs certain costs such as sales commissions which are incremental to obtaining the contract. We have taken the practical expedient of expensing such costs to obtain a contract, as and when they are incurred, as their expected amortization period is one year or less.

b.
Significant financing component: We elected not to adjust the promised amount of consideration for the effects of a significant financing component if FMC expects, at contract inception, that the period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

c.
Remaining performance obligations: We elected not to disclose the aggregate amount of the transaction price allocated to remaining performance obligations for its contracts that are one year or less, as the revenue is expected to be recognized within one year. Additionally, we have elected not to disclose information about variable considerations for remaining, wholly unsatisfied performance obligations for which the criteria in paragraph 606-10-32-40 have been met.

d.
Shipping and handling costs: We elected to account for shipping and handling activities that occur after the customer has obtained control of a good as fulfillment activities (i.e., an expense) rather than as a promised service.

e.
Measurement of transaction price: We have elected to exclude from the measurement of transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by us from a customer.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Note 4: Acquisitions
2017 Acquisition
DuPont Crop Protection Business
On November 1, 2017, pursuant to the terms and conditions set forth in the Transaction Agreement entered into with E. I. du Pont de Nemours and Company (“DuPont"), we completed the acquisition of certain assets relating to DuPont's Crop Protection business and research and development ("R&D") organization (the "DuPont Crop Protection Business") (collectively, the "DuPont Crop Protection Business Acquisition"). In connection with this transaction, we sold to DuPont our FMC Health and Nutrition segment and paid DuPont $1.2 billion in cash which was funded with the 2017 Term Loan Facility which was secured for the purposes of the Acquisition. See Note 13 for more details. The following table illustrates each component of the consideration paid as part of the DuPont Crop Protection Business Acquisition:

(in Millions)	Amount
Cash purchase price, net	$1,225.6
Cash proceeds from working capital and other adjustments	(21.5)
Fair value of FMC Health and Nutrition sold to DuPont	1,968.6
Total purchase consideration	$3,172.7

The Transaction Agreement also contained a provision for working capital adjustments. The DuPont Crop Protection Business is being integrated into our FMC Agricultural Solutions segment and has been included within our results of operations since the date of acquisition. Revenue and U.S. GAAP Income (loss) from continuing operations before income taxes attributable to the DuPont Crop Protection Business, since the date of acquisition, and for the twelve months ended December 31, 2017 was approximately $193.5 million and $27.6 million, respectively. The Income (loss) from continuing operations before income taxes attributable to the DuPont Crop Protection Business includes the inventory fair value step-up amortization recorded in "Cost of sales and services" on the consolidated statements of income (loss).
In connection with the DuPont Crop Protection Business Acquisition, we entered into a customary transitional services agreement with DuPont to provide for the orderly separation and transition of various functions and processes. These services will be provided by DuPont to us for up to 24 months after closing, with an optional six months extension. These services include information technology services, accounting, human resource and facility services among other services, while we assume the operations of the DuPont Crop Protection Business.
As part of the DuPont Crop Protection Business Acquisition, we acquired various manufacturing contracts. The manufacturing contracts have been recognized as an asset or liability to the extent the terms of the contract are favorable or unfavorable compared with market terms of the same or similar items at the date of the acquisition.
We also entered into supply agreements with DuPont, with terms of up to five years, to supply technical insecticide products required for their retained seed treatment business at cost. The unfavorable liability is recorded within both "Accrued and other liabilities" and "Other long-term liabilities" on the consolidated balance sheets and is reduced and recognized to revenues within earnings as sales are made. The amount recognized in revenue for the years ended December 31, 2018 and 2017 was approximately $92 million and $2 million, respectively.
Certain manufacturing sites and R&D sites will be transferred to us at a later date due to various local timing constraints; however, we will still obtain the economic benefit from these sites during the period from November 1, 2017 to when the sites legally transfer. No additional consideration will be paid at the date of transfer. All sites except for portions of one that did not transfer on November 1, 2017 legally transferred to us on July 1, 2018 and October 1, 2018. The remaining portions of this one site are expected to transfer in the third quarter of 2019.
In the third quarter of 2017, both the European Commission and Competition Commission of India had conditionally approved our acquisition of certain assets of DuPont’s Crop Protection business. The DuPont Crop Protection Business Acquisition was conditioned upon us divesting the portfolio of products required by the respective regulatory bodies. These divestitures impacted FMC Agricultural Solutions’ annual 2018 operating profit by approximately $20 million. On February 1, 2018, we sold a portion of FMC's European herbicide Portfolio to Nufarm Limited and received proceeds of approximately $85 million plus $2 million of working capital. We recorded a gain on sale of approximately $85 million. This divestiture satisfied FMC's commitments to the European Commission related to the DuPont Crop Protection Business Acquisition. In December 2017, the Competition Commission of India issued its final order describing the required Indian remedy. We received anti-trust approval from the Competition Commission of India on August 1, 2018 to complete the sale of the products to Crystal Crop Protection Limited in

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

compliance with that final order. The sale closed on August 16, 2018 and satisfied our commitments to the Competition Commission of India related to the DuPont Crop Protection Business Acquisition. We recorded a gain of approximately $3 million.
Purchase Price Allocation
We applied acquisition accounting under the U.S. GAAP business combinations guidance. Acquisition accounting requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The net assets of the DuPont Crop Protection Business Acquisition will be recorded at the estimated fair values using primarily Level 2 and Level 3 inputs (see Note 18 for an explanation of Level 2 and Level 3 inputs). In valuing acquired assets and assumed liabilities, valuation inputs include an estimate of future cash flows and discount rates based on the internal rate of return and the weighted average rate of return.
The purchase price allocation is considered complete. The allocation was subject to change within the measurement period (up to one year from the acquisition date) as additional information concerning final asset and liability valuations was obtained. Any changes to the initial allocation are referred to as measurement-period adjustments. Measurement-period adjustments since our initial preliminary estimates reported in our 2017 10-K were primarily related to increases in the estimated fair values of intangible assets, deferred tax liabilities, and the unfavorable supply contract. The cumulative effect of all measurement-period adjustments resulted in an increase to recognized goodwill of approximately $283 million.
The following table summarizes the consideration paid for the DuPont Crop Protection Business and the amounts of the assets acquired and liabilities assumed as of the acquisition date.

Purchase Price Allocation
(in Millions)
Trade receivables (1)	$45.8
Inventories (2)	379.7
Other current assets	51.3
Property, plant & equipment	424.7
Intangible assets:
Indefinite-lived brands	1,301.2
Customer relationships (3)	763.7
Goodwill (4)	974.7
Deferred tax assets	79.7
Other noncurrent assets	14.2
Total fair value of assets acquired	$4,035.0

Accounts payable, trade and other (1)	$32.9
Accrued and other current liabilities (5)	156.2
Accrued pension and other postretirement benefits, long-term	9.1
Environmental liabilities (6)	2.6
Deferred tax liabilities	196.0
Other long-term liabilities (5)	452.3
Total fair value of liabilities assumed	$849.1

Total consideration paid	$3,185.9
Less: Noncontrolling interest	(13.2)
Total consideration paid less noncontrolling interest	$3,172.7
____________________

(1)
Represents the accounts receivable and accounts payable of the legal entity stock sales as part of the DuPont Crop Protection Acquisition. As part of the Transaction Agreement, these balances will be settled subsequent to the closing date through reimbursement between FMC and DuPont. The offsetting amounts due from and due to DuPont were recorded within Other current assets and Accrued and other current liabilities, respectively, as of December 31, 2017.

(2)
Fair value of finished goods inventory acquired included a step-up in the value of approximately $89.8 million, of which $69.6 million and $20.2 million was amortized during 2018 and 2017, respectively, and included in "Cost of sales and services" on the consolidated

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

statements of income (loss).

(3)	The weighted average useful life of the acquired customer relationships is approximately 20 years.

(4)	Goodwill largely consists of expected cost synergies and economies of scale resulting from the business combination.

(5)	Includes the short-term and long-term portions of the unfavorable supply contract with Dupont recorded in Accrued and other current liabilities and Other long-term liabilities, respectively.

(6)
Represents both the short-term and long-term portion of the environmental obligations at certain sites of the acquired DuPont Crop Protection Business that is indemnified by DuPont as part of the Transaction Agreement. The indemnification asset was recorded within Other current assets and Other noncurrent assets.

2015 Acquisition
Cheminova A/S
On April 21, 2015, pursuant to the terms and conditions set forth in the Purchase Agreement, we completed the acquisition of 100 percent of the outstanding equity of Cheminova A/S, a Denmark Aktieselskab ("Cheminova") from Auriga Industries A/S, a Denmark Aktieselskab for an aggregate purchase price of $1.2 billion, excluding assumed net debt and hedge-related costs totaling $0.6 billion (the “Cheminova Acquisition”). The Cheminova Acquisition was funded with the October 10, 2014 term loan which was secured for the purposes of the Cheminova Acquisition. See Note 13 for more information.
Cheminova has been integrated into our FMC Agricultural Solutions segment and has been included within our results of operations since the date of acquisition. The acquisition of Cheminova broadened our supply capabilities and strengthened our geographic footprint, particularly in Europe.
Unaudited Pro Forma Financial Information
The following unaudited pro forma results of operations assume that the DuPont Crop Protection Business Acquisition occurred at the beginning of the periods presented. The pro forma amounts include certain adjustments, including interest expense on the borrowings used to complete the acquisition, depreciation and amortization expense and income taxes. The pro forma amounts below for the years ended December 31, 2017 and 2016 exclude acquisition-related charges. The pro forma results do not include adjustments related to cost savings or other synergies that are anticipated as a result of the acquisition. Accordingly, these unaudited pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations would have been if the acquisitions had occurred as of January 1, 2016, nor are they indicative of future results of operations.

	Year Ended December 31,
(in Millions)	2018	2017	2016
Pro forma Revenue (1)	$4,285.3	$3,856.6	$3,714.1
Pro forma Diluted earnings per share from continuing operations	3.91	2.25	3.57

____________________

(1)	For the year ended December 31, 2018, pro forma results and actual results are the same.

Transaction-related charges
Pursuant to U.S. GAAP, costs incurred associated with acquisition and separation activities are expensed as incurred. Historically, these costs have primarily consisted of legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of these activities. Given the significance and complexity around the integration of the DuPont Crop Protection Business, we have incurred to date, and expect to incur, costs associated with integrating the DuPont Crop Protection Business, planning for the exit of the transitional service agreement as well as implementation of a new worldwide Enterprise Resource Planning system as a result of the transitional service agreement exit, the majority of which will be capitalized in accordance with the relevant accounting literature. These costs have been, and are expected to be, significant and we anticipate the majority of these charges will be completed by the first quarter of 2020. Additionally, we expect to continue to incur costs associated with the previously announced separation of FMC Lithium up through the date of separation. Costs incurred to date are primarily comprised of advisory and other professional fees. The following table summarizes the costs incurred associated with these activities.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

	Year Ended December 31,
(in Millions)	2018	2017	2016
Transaction-related charges
Acquisition-related charges - DuPont Crop
Legal and professional fees (1)	$86.9	$130.2	$—
Inventory fair value amortization (2)	69.6	20.2	—
Acquisition-related charges - Cheminova (3)
Legal and professional fees (1)	—	—	23.4
Total transaction-related charges	$156.5	$150.4	$23.4
Restructuring charges
DuPont Crop restructuring	$108.3	$—	$—
Cheminova restructuring (3)	—	—	42.3
Total restructuring charges (4)	$108.3	$—	$42.3
____________________

(1)
Represents transaction costs, costs for transitional employees, other acquired employees related costs, and transactional-related costs such as legal and professional third-party fees. These charges are recorded as a component of “Selling, general and administrative expense" on the consolidated statements of income (loss).

(2)	These charges are included in “Costs of sales and services” on the consolidated statements of income (loss).

(3)	Acquisition-related charges and restructuring charges to integrate Cheminova with FMC Agricultural Solutions were completed at the end of 2016.

(4)	See Note 8 for more information. These charges are recorded as a component of “Restructuring and other charges (income)” on the consolidated statements of income (loss).

Note 5: Goodwill and Intangible Assets
The changes in the carrying amount of goodwill by business segment for the years ended December 31, 2018 and 2017 are presented in the table below:

(in Millions)	FMC Agricultural Solutions	Total
Balance, December 31, 2016	$498.7	$498.7
Acquisitions (1)	691.8	691.8
Foreign currency adjustments	8.4	8.4
Balance, December 31, 2017	$1,198.9	$1,198.9
Purchase price allocation adjustments (See Note 4)	282.9	282.9
Foreign currency and other adjustments	(13.7)	(13.7)
Balance, December 31, 2018	$1,468.1	$1,468.1

____________________

(1)	Represents goodwill recorded as a result of the DuPont Crop Protection Business Acquisition. See Note 4 for more details.

Our fiscal year 2018 annual goodwill and indefinite life impairment test was performed during the third quarter ended September 30, 2018. We determined no goodwill impairment existed and that the fair value was substantially in excess of the carrying value for each of our goodwill reporting units. There were no events or circumstances indicating that goodwill might be impaired as of December 31, 2018. However, we recorded an immaterial impairment charge in our generic brand portfolio which is part of our FMC Agricultural Solutions segment. Refer to Note 18 for further details.

Our intangible assets, other than goodwill, consist of the following:

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

		December 31, 2018			December 31, 2017
(in Millions)	Weighted avg. useful life at December 31, 2018	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization (finite life)
Customer relationships	18 years	$1,146.2	$(128.7)	$1,017.5	$1,122.5	$(73.3)	$1,049.2
Patents	7 years	1.7	(0.8)	0.9	1.9	(0.5)	1.4
Brands (1)	10 years	17.0	(5.9)	11.1	15.6	(6.2)	9.4
Purchased and licensed technologies	10 years	61.3	(32.1)	29.2	57.3	(28.9)	28.4
Other intangibles	2 years	1.9	(1.8)	0.1	1.8	(1.8)	—
		$1,228.1	$(169.3)	$1,058.8	$1,199.1	$(110.7)	$1,088.4

Intangible assets not subject to amortization (indefinite life)
Crop Protection Brands (2)	$1,259.1		$1,259.1	$1,136.1		$1,136.1
Brands (1) (3)	384.8		384.8	405.6		405.6
In-process research and development	0.7		0.7	0.7		0.7
	$1,644.6		$1,644.6	$1,542.4		$1,542.4
Total intangible assets	$2,872.7	$(169.3)	$2,703.4	$2,741.5	$(110.7)	$2,630.8
____________________

(1)	Represents trademarks, trade names and know-how.

(2)
Represents the proprietary brand portfolios, consisting of trademarks, trade names and know-how, acquired from the DuPont Crop Protection Business Acquisition. In the fourth quarter of 2017, the Act was enacted and was identified to be a triggering event. As a result we performed an impairment assessment on the recently acquired brand portfolio and we recorded an impairment charge of approximately $42 million solely due to the new tax legislation. See Note 12 for more details.

(3)	The majority of the Brands relate to our proprietary brand portfolios acquired from the Cheminova acquisition.

At December 31, 2018, the finite life and indefinite life intangibles of our business segment is as follows:

(in Millions)	Finite life	Indefinite life
FMC Agricultural Solutions	$1,058.8	$1,644.6
Total	$1,058.8	$1,644.6

	Year Ended December 31,
(in Millions)	2018	2017	2016
Amortization Expense	$62.2	$26.8	$23.6

The estimated pre-tax amortization expense for each of the five years ending December 31, 2019 to 2023 is $62.3 million, $62.2 million, $62.0 million, $61.9 million, and $61.7 million, respectively.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Note 6: Inventories
Inventories consisted of the following:

	December 31,
(in Millions)	2018	2017
Finished goods	$430.4	$349.6
Work in process	518.8	508.1
Raw materials, supplies and other	206.9	211.9
FIFO inventory	$1,156.1	$1,069.6
Less: Excess of FIFO cost over LIFO cost	(130.6)	(126.8)
Net inventories	$1,025.5	$942.8

Approximately 25% and 22% of our inventories in 2018 and 2017, respectively were recorded on the LIFO basis.

Note 7: Property, Plant and Equipment
Property, plant and equipment consisted of the following:

	December 31,
(in Millions)	2018	2017
Land and land improvements	$99.3	$102.1
Buildings	386.4	399.7
Machinery and equipment	508.9	536.9
Construction in progress	50.4	24.9
Total cost	$1,045.0	$1,063.6
Accumulated depreciation	(288.1)	(254.7)
Property, plant and equipment, net	$756.9	$808.9

Depreciation expense was $73.9 million, $51.3 million, and $41.3 million in 2018, 2017 and 2016, respectively.

Note 8: Restructuring and Other Charges (Income)
The following table shows total restructuring and other charges included in the respective line items of the consolidated statements of income (loss):

	Year Ended December 31,
(in Millions)	2018	2017	2016
Restructuring charges	$124.1	$8.5	$43.4
Other charges (income), net	(62.9)	64.7	50.8
Total restructuring and other charges (income)	$61.2	$73.2	$94.2

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Restructuring Charges

	Restructuring Charges
(in Millions)	Severance and Employee Benefits (1)	Other Charges (Income) (2)	Asset Disposal Charges (3)	Total
DuPont Crop restructuring	$16.3	$16.9	$75.1	$108.3
Other items	5.7	3.1	7.0	15.8
Year ended December 31, 2018	$22.0	$20.0	$82.1	$124.1
Other items	—	0.8	7.7	8.5
Year ended December 31, 2017	$—	$0.8	$7.7	$8.5
Cheminova restructuring	$18.6	$6.0	$17.7	$42.3
Other items	—	1.1	—	1.1
Year ended December 31, 2016	$18.6	$7.1	$17.7	$43.4
____________________

(1)	Represents severance and employee benefit charges.

(2)
Primarily represents costs associated with lease payments, contract terminations, and other miscellaneous exit costs. Other income primarily represents favorable developments on previously recorded exit costs and recoveries associated with restructuring.

(3)
Primarily represents asset write-offs, accelerated depreciation and impairment charges on long-lived assets, which were or are to be abandoned. To the extent incurred, the acceleration effect of re-estimating settlement dates and revised cost estimates associated with asset retirement obligations due to facility shutdowns, are also included within the asset disposal charges.

DuPont Crop Restructuring
On November 1, 2017, we completed the acquisition of the DuPont Crop Protection Business. See Note 4 for more details. As we continue to integrate the DuPont Crop Protection Business into our existing FMC Agricultural Solutions segment, we have started to, and continue to expect to, engage in various restructuring activities. These restructuring activities may include workforce reductions, relocation of current operating locations, lease and other contract termination costs and fixed asset accelerated depreciation as well as other asset disposal charges at several of our FMC Agricultural Solutions' operations. We anticipate these restructuring activities will be substantially complete by the first quarter of 2020 as the majority of the integration will be completed. Details of key activities to date are as follows.

Subsequent to the acquisition, we conducted an in-depth analysis of key competitive capabilities of the combined business in India which resulted in a significant change to how we operate in the market and therefore a restructuring of our business in India. On July 3, 2018, we announced the adoption of an innovation-focused product strategy that uses a unique market access model anchored by our key, large scale distributors rather than the vast customer base we served prior to the DuPont Crop Protection Acquisition. Additionally, we rationalized our product portfolio and decisively exited a vast majority of the low margin product range. As a result of the change to our market access, we incurred charges of approximately $59 million for the year ended December 31, 2018, which primarily included the write-off of stranded accounts receivables and inventory. We also had workforce reductions which resulted in severance and other employee benefit charges of approximately $4 million for the year ended December 31, 2018.

As part of the acquisition, we acquired the Stine R&D facilities ("Stine") from DuPont. Due to its proximity to our previously existing Ewing R&D center ("Ewing"), in March 2018, we decided to migrate our Ewing R&D activities and employees into the newly acquired Stine facilities. As a result of this decision we incurred charges of approximately $28 million. We accelerated the depreciation of certain fixed assets that will no longer be used when we exit the facility and incurred charges of $17.4 million of accelerated depreciation charges for the year ended December 31, 2018. The cease use criteria was met as of September 30, 2018 as all employees had exited the Ewing facility and the facility became available for use. We recorded the estimated future liability associated with the rental obligation on the cease use date which resulted in a charge of $11.2 million for the year ended December 31, 2018. This charge was offset by the reduction of the capital lease liability previously recorded in "Other long-term liabilities" of $6.0 million. In addition to lease termination costs, we incurred severance, relocation and other employee related charges of $5.2 million for the year ended December 31, 2018.

Cheminova Restructuring
In 2015, we completed the acquisition of Cheminova; see Note 4 for more details. As part of the integration of Cheminova into our existing FMC Agricultural Solutions segment we engaged in various restructuring activities. These restructuring activities

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

included workforce reductions, relocation of current operating locations, lease and other contract termination costs and fixed asset accelerated depreciation as well as other long-term asset disposal charges at several of our FMC Agricultural Solutions' facilities. In 2016, these restructuring activities continued; however, the restructuring charges were completed at the end of 2016.
Roll forward of restructuring reserves
The following table shows a roll forward of restructuring reserves that will result in cash spending. These amounts exclude asset retirement obligations.

(in Millions)	Balance at 12/31/16	Change in reserves (4)	Cash payments	Other (5)	Balance at 12/31/17 (6)	Change in reserves (4)	Cash payments	Other (5)	Balance at 12/31/18 (6)
DuPont Crop restructuring (1)	$—	$—	$—	$—	$—	$33.2	$(15.8)	$(1.2)	$16.2
Cheminova restructuring	11.1	—	(6.5)	(3.4)	1.2	—	(1.2)	—	—
Other workforce related and facility shutdowns (2)	1.1	0.9	(0.8)	1.1	2.3	8.8	(8.2)	(1.9)	1.0
Restructuring activities related to discontinued operations (3)	3.4	8.1	(10.5)	(1.0)	—	—	—	—	—
Total	$15.6	$9.0	$(17.8)	$(3.3)	$3.5	$42.0	$(25.2)	$(3.1)	$17.2
____________________

(1)	Primarily consists of real estate exit costs associated with DuPont Crop restructuring activities.

(2)	Primarily severance costs related to workforce reductions and facility shutdowns described in the Other Items sections above.

(3)	Cash spending associated with restructuring activities of discontinued operations is reported within "Other discontinued spending" on the consolidated statements of cash flows.

(4)
Primarily severance, exited lease, contract termination and other miscellaneous exit costs. The accelerated depreciation and impairment charges noted above impacted our property, plant and equipment or intangible balances and are not included in the above tables.

(5)	Primarily foreign currency translation adjustments.

(6)	Included in “Accrued and other liabilities” on the consolidated balance sheets.

Other charges (income), net

	Year Ended December 31,
(in Millions)	2018	2017	2016
Environmental charges, net	$21.7	$16.2	$36.6
Product portfolio sales	(87.2)	—	—
Impairment of intangibles	—	42.1	—
Argentina devaluation	—	—	3.6
Other items, net	2.6	6.4	10.6
Other charges (income), net	$(62.9)	$64.7	$50.8

Environmental charges, net
Environmental charges represent the net charges associated with environmental remediation at continuing operating sites. Environmental obligations for continuing operations primarily represent obligations at shut down or abandoned facilities within businesses that do not meet the criteria for presentation as discontinued operations.
Product Portfolio Sales
On February 1, 2018, we sold a portion of our European herbicide portfolio to Nufarm Limited. Additionally, on August 16, 2018, we completed the sale of certain products of our India portfolio to Crystal Crop Protection Limited. Both sales were required by regulatory authorities as part of closing conditions for the DuPont Crop Protection Business Acquisition. Refer to Note 4 for more information. The gain on these sales are recorded within "Restructuring and other charges (income)" on the consolidated statements of income (loss). Proceeds from these sales are included in investing activities on the consolidated statements of cash flows.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Impairment of intangibles
In 2017, we recorded an impairment charge on certain acquired indefinite-lived intangible assets from the DuPont Crop Protection Business Acquisition solely as a result of the United States' enactment of the Act. See Note 12 for more details.
Argentina Devaluation
On December 17, 2015, the Argentina government initiated actions to significantly devalue its currency. These actions continued into a portion of first quarter of 2016. These actions created an immediate loss associated with the impacts of the remeasurement of our local balance sheet. The loss was attributable to our Agricultural Solutions operations. Because of the severity of the event and its immediate impact to our operations in the country, the charge associated with the remeasurement was included within restructuring and other charges in our condensed consolidated income statement during the period. We believe these actions have ended and do not expect further charges for remeasurement to be included within restructuring and other charges.
Other items, net
In 2018, other items, net primarily represents a milestone payment on an agreement related to our in-process research and development. Other items, net also includes the loss associated with the divestment of a joint venture within FMC Agricultural Solutions.
In 2017, other items, net primarily relates to exit costs resulting from the termination and de-consolidation of our interest in a variable interest entity that was previously consolidated and was part of our FMC Agricultural Solutions segment.
In 2016, we sold our remaining ownership interest in several joint ventures. The aggregate loss on the sale of the various interests of $2.9 million was recorded as "Restructuring and other charges (income)" on the consolidated statements of income (loss). Additionally, we had a gain of $2.1 million from the sale of certain Corporate fixed assets. The cash proceeds from this sale of $6.8 million is included within "Other investing activities" on the consolidated statements of cash flows.
During 2016, our FMC Agricultural Solutions segment entered into collaboration and license agreements with various third parties for the purposes of obtaining certain technology and intellectual property rights relating to compounds still under development. The rights and technology obtained is referred to as in-process research and development and in accordance with U.S. GAAP, the amounts paid were expensed as incurred since they were acquired outside of a business combination. The charges related to these arrangements were $13.2 million.

Note 9: Receivables

The following table displays a roll forward of the allowance for doubtful trade receivables for fiscal years 2017 and 2018.

(in Millions)
Balance, December 31, 2016	$16.6
Additions — charged to expense	8.4
Transfer from (to) allowance for credit losses (see below)	9.5
Net recoveries, write-offs and other	4.1
Balance, December 31, 2017	$38.6
Additions — charged to expense (1)	58.0
Transfer from (to) allowance for credit losses (see below)	(17.3)
Net recoveries, write-offs and other (1)	(56.9)
Balance, December 31, 2018	$22.4

____________________

(1)
Includes the charge and write-off of approximately $42 million associated with the stranded accounts receivables written off as part of the restructuring in India. The charge was recorded as a component of "Restructuring and other charges (income)" on the consolidated statements of income (loss). Refer to Note 8 for further information.

We have non-current receivables that represent long-term customer receivable balances related to past due accounts which are not expected to be collected within the current year. The net long-term customer receivables were $84.5 million as of December 31, 2018. These long-term customer receivable balances and the corresponding allowance are included in "Other assets including long-term receivables, net" on the consolidated balance sheets.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

A portion of these long-term receivables have payment contracts. We have no reason to believe payments will not be made based upon the credit quality of these customers. Additionally, we also hold significant collateral against these customers including rights to property or other assets as a form of credit guarantee. If the customer does not pay or gives indication that they will not pay, these guarantees allow us to start legal action to block the sale of the customer’s harvest. On an ongoing basis, we continue to evaluate the credit quality of our non-current receivables using aging of receivables, collection experience and write-offs, as well as evaluating existing economic conditions, to determine if an additional allowance is necessary.

The following table displays a roll forward of the allowance for credit losses related to long-term customer receivables for fiscal years 2017 and 2018.

(in Millions)
Balance, December 31, 2016	$49.1
Additions — charged to expense	13.7
Transfer from (to) allowance for doubtful accounts (see above)	(9.5)
Net recoveries, write-offs and other	(6.2)
Balance, December 31, 2017	$47.1
Additions — charged to expense	13.4
Transfer from (to) allowance for doubtful accounts (see above)	17.3
Foreign currency adjustments	(4.1)
Net recoveries, write-offs and other	(13.2)
Balance, December 31, 2018	$60.5

Note 10: Discontinued Operations
FMC Lithium (Livent Corporation):
On March 1, 2019, we completed the previously announced distribution of 123 million shares of common stock of Livent as a pro rata dividend on shares of FMC common stock outstanding at the close of business on the record date of February 25, 2019.
The results of our discontinued FMC Lithium operations are summarized below:

(in Millions)	Year Ended December 31,
	2018	2017	2016
Revenue	$442.5	$347.4	$264.1
Costs of sales and services	235.4	197.9	175.7

Income (loss) from discontinued operations before income taxes (1)	$170.9	$85.0	$69.2
Provision (benefit) for income taxes	25.5	35.2	11.9
Total discontinued operations of FMC Lithium, net of income taxes, before separation-related costs	$145.4	$49.8	$57.3
Separation-related costs of discontinued operations of FMC Lithium, net of income taxes	(28.1)	—	—
Discontinued operations of FMC Lithium, net of income taxes	$117.3	$49.8	$57.3
Less: Discontinued operations of FMC Lithium attributable to noncontrolling interests	3.2	—	—
Discontinued operations of FMC Lithium, net of income taxes, attributable to FMC Stockholders	$114.1	$49.8	$57.3
____________________

(1)
For the years ended December 31, 2018, 2017, and 2016, amounts include $2.5 million, $8.2 million, and $0.8 million of restructuring and other charges (income), respectively, and $4.3 million, $34.5 million and $(0.4) million of non-operating pension settlement charges (income), respectively.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

The following table presents the major classes of assets and liabilities of FMC Lithium:

	December 31,
(in Millions)	2018	2017
Assets
Current assets of discontinued operations (1)	$293.9	$196.5
Property, plant and equipment (2)	275.7	216.3
Other noncurrent assets (2)	83.1	74.6
Total assets of discontinued operations	$652.7	$487.4
Liabilities
Current liabilities of discontinued operations (3)	$(97.3)	$(83.2)
Noncurrent liabilities of discontinued operations (4)	(46.1)	(13.5)
Total liabilities of discontinued operations	$(143.4)	$(96.7)
Total net assets	$509.3	$390.7
____________________

(1)
Primarily consists of trade receivables and inventories. Presented as "Current assets of discontinued operations" on the condensed consolidated balance sheets as of December 31, 2018 and 2017, respectively.

(2)	Presented as "Noncurrent assets of discontinued operations" on the condensed consolidated balance sheets as of December 31, 2018 and 2017, respectively.

(3)	Presented as "Current liabilities of discontinued operations" on the condensed consolidated balance sheets as of December 31, 2018 and 2017, respectively.

(4)	Presented as "Noncurrent liabilities of discontinued operations" on the condensed consolidated balance sheets as of December 31, 2018 and 2017, respectively.

FMC Health and Nutrition:
On August 1, 2017, we completed the sale of the Omega-3 business to Pelagia AS for $38 million.
On November 1, 2017, we completed the previously disclosed sale of our FMC Health and Nutrition business to DuPont. The sale resulted in a gain of approximately $918 million ($727 million, net of tax). In connection with the sale, we entered into a customary transitional services agreement with DuPont to provide for the orderly separation and transition of various functions and processes. These services will be provided by us to DuPont for up to 24 months after closing, with an additional six months extension. These services include information technology services, accounting, human resource and facility services among other services, while DuPont assumes the operations of FMC Health and Nutrition.
Certain sites were to transfer at a later date due to various local timing constraints. In May 2018, the last site transferred to DuPont. The results of our discontinued FMC Health and Nutrition operations are summarized below, including the results of these delayed sites included in the year ended December 31, 2018.

(in Millions)	Year Ended December 31,
	2018	2017	2016
Revenue	$3.8	$562.9	$743.5
Costs of sales and services	4.0	370.5	474.9

Income (loss) from discontinued operations before income taxes (1)	$2.0	$113.7	$158.5
Provision for income taxes	3.8	9.7	43.8
Total discontinued operations of FMC Health and Nutrition, net of income taxes, before divestiture related costs and adjustments (2)	$(1.8)	$104.0	$114.7
Gain on sale of FMC Health and Nutrition, net of income taxes (3)	—	727.1	—
Adjustment to gain on sale of FMC Health and Nutrition, net of income taxes (4)	7.8	—	—
Adjustment to FMC Health and Nutrition Omega-3 net assets held for sale, net of income taxes (5)	—	(147.8)	—
Discontinued operations of FMC Health and Nutrition, net of income taxes, attributable to FMC Stockholders	$6.0	$683.3	$114.7

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

____________________

(1)
Results for the year ended December 31, 2018 include an adjustment to retained liabilities of the disposed FMC Health and Nutrition business. For the years ended December 31, 2017 and 2016, amounts include $16.6 million and $19.8 million of allocated interest expense and $8.1 million and $12.3 million of restructuring and other charges (income), respectively. For the year ended December 31, 2017 amount includes $3.9 million of a pension curtailment charge. See Note 14 for more information of the pension curtailment charge. Interest was allocated in accordance with relevant discontinued operations accounting guidance.

(2)
In accordance with U.S. GAAP, effective March 2017 we stopped amortizing and depreciating all assets classified as held for sale. Assets held for sale under U.S. GAAP are required to be reported at the lower of carrying value or fair value, less costs to sell. However, the fair value of the Omega-3 business, which was previously part of the broader FMC Health and Nutrition reporting unit, was significantly less than its carrying value, which included accumulated foreign currency translation adjustments that were subsequently reclassified to earnings after completion of the sale.

(3)
Includes $27.9 million of divestiture related costs, net of tax as well as incremental tax cost of $14.7 million related to certain legal entity restructuring executed during the third quarter of 2017 to facilitate the FMC Health and Nutrition divestiture.

(4)	Amount represents the settlement of working capital adjustments subsequent to the sale.

(5)
Represents the impairment charge for the year ended December 31, 2017 of approximately $168 million ($148 million, net of tax) associated with the disposal activities of the Omega-3 business to write down the carrying value to its fair value.

The following table presents the major classes of assets and liabilities of FMC Health and Nutrition:

	December 31,
(in Millions)	2018	2017
Assets
Current assets of discontinued operations held for sale (1)	$—	$7.2
Property, plant and equipment	—	0.1
Total assets of discontinued operations held for sale (2)	$—	$7.3
Liabilities
Current liabilities of discontinued operations held for sale	—	(1.3)
Total liabilities of discontinued operations held for sale (3)	$—	$(1.3)
Total net assets (4)	$—	$6.0
____________________

(1)	Primarily consists of trade receivables and inventories.

(2)	Presented as "Current assets of discontinued operations held for sale" on the consolidated balance sheet as of December 31, 2017.

(3)	Presented as "Current liabilities of discontinued operations held for sale" on the consolidated balance sheet as of December 31, 2017.

(4)
In connection with the divestiture of FMC Health and Nutrition, certain sites transferred to DuPont subsequent to November 1, 2017 due to various local timing constraints. Amounts at December 31, 2017 represent the net assets of FMC Health and Nutrition ultimately transferred to DuPont, subsequent to the closing date, in 2018.

In addition to our discontinued FMC Health and Nutrition, our discontinued operations in our financial statements includes adjustments to retained liabilities from previous discontinued operations. The primary liabilities retained include environmental liabilities, other postretirement benefit liabilities, self-insurance, long-term obligations related to legal proceedings and historical restructuring activities.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Our discontinued operations comprised the following:

(in Millions)	Year Ended December 31,
	2018	2017	2016
Adjustment for workers’ compensation, product liability, and other postretirement benefits and other, net of income tax benefit (expense) of ($5.2), ($0.1) and ($0.5), respectively	$(1.7)	$3.0	$2.5
Provision for environmental liabilities, net of recoveries, net of income tax benefit (expense) of $32.5, $24.9 and $12.9, respectively (1)	(121.4)	(51.2)	(24.0)
Provision for legal reserves and expenses, net of recoveries, net of income tax benefit (expense) of $6.9, $7.2 and $6.6, respectively	(26.3)	(13.4)	(12.2)
Discontinued operations of FMC Health and Nutrition, net of income tax benefit (expense) of ($7.1), ($180.1) and ($43.8), respectively	6.0	683.3	114.7
Discontinued operations of FMC Lithium, net of income tax benefit (expense) of ($18.0), ($35.2) and ($11.9), respectively	117.3	49.8	57.3
Discontinued operations, net of income taxes	$(26.1)	$671.5	$138.3

____________________

(1)	See a roll forward of our environmental reserves as well as discussion on significant environmental issues that occurred during the year in Note 11.
Reserves for Discontinued Operations, other than Environmental at December 31, 2018 and 2017

(in Millions)	December 31,
	2018	2017
Workers’ compensation, product liability, and indemnification reserves	$23.6	$22.6
Postretirement medical and life insurance benefits reserve, net	7.0	7.6
Reserves for legal proceedings	41.6	33.0
Reserve for discontinued operations (1)	$72.2	$63.2
____________________

(1)	Included in “Other long-term liabilities” on the consolidated balance sheets. Refer to Note 8 for discontinued restructuring reserves and Note 11 for discontinued environmental reserves.

The discontinued postretirement medical and life insurance benefits liability equals the accumulated postretirement benefit obligation. Associated with this liability is a net pre-tax actuarial gain and prior service credit of $5.4 million ($4.9 million after-tax) and $8.4 million ($5.6 million after-tax) at December 31, 2018 and 2017, respectively. The estimated net pre-tax actuarial gain and prior service credit that will be amortized from accumulated other comprehensive income into discontinued operations during 2019 are $1.0 million and zero, respectively.
Net spending in 2018, 2017 and 2016 was $5.4 million, $2.4 million and $1.3 million, respectively, for workers’ compensation, product liability and other claims; $1.1 million, $1.0 million and $1.1 million, respectively, for other postretirement benefits; and $21.3 million, $18.9 million and $15.3 million, respectively, related to reserves for legal proceedings associated with discontinued operations.

Note 11: Environmental Obligations
We are subject to various federal, state, local and foreign environmental laws and regulations that govern emissions of air pollutants, discharges of water pollutants, and the manufacture, storage, handling and disposal of hazardous substances, hazardous wastes and other toxic materials and remediation of contaminated sites. We are also subject to liabilities arising under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state laws that impose responsibility on persons who arranged for the disposal of hazardous substances, and on current and previous owners and operators of a facility for the clean-up of hazardous substances released from the facility into the environment. We are also subject to liabilities under the Resource Conservation and Recovery Act (“RCRA”) and analogous state laws that require owners and operators of facilities that have treated, stored or disposed of hazardous waste pursuant to a RCRA permit to follow certain waste management practices and to clean up releases of hazardous substances into the environment associated with past or present practices. In addition, when deemed appropriate, we enter certain sites with potential liability into voluntary remediation compliance programs, which are also

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

subject to guidelines that require owners and operators, current and previous, to clean up releases of hazardous substances into the environment associated with past or present practices.
Environmental liabilities consist of obligations relating to waste handling and the remediation and/or study of sites at which we are alleged to have released or disposed of hazardous substances. These sites include current operations, previously operated sites, and sites associated with discontinued operations. We have provided reserves for potential environmental obligations that we consider probable and for which a reasonable estimate of the obligation can be made. Accordingly, total reserves of $529.4 million and $425.7 million, respectively, before recoveries, existed at December 31, 2018 and 2017.
The estimated reasonably possible environmental loss contingencies, net of expected recoveries, exceed amounts accrued by approximately $190 million at December 31, 2018. This reasonably possible estimate is based upon information available as of the date of the filing and the actual future losses may be higher given the uncertainties regarding the status of laws, regulations, enforcement policies, the impact of potentially responsible parties, technology and information related to individual sites.
Additionally, although potential environmental remediation expenditures in excess of the reserves and estimated loss contingencies could be significant, the impact on our future consolidated financial results is not subject to reasonable estimation due to numerous uncertainties concerning the nature and scope of possible contamination at many sites, identification of remediation alternatives under constantly changing requirements, selection of new and diverse clean-up technologies to meet compliance standards, the timing of potential expenditures and the allocation of costs among Potentially Responsible Parties ("PRPs") as well as other third parties. The liabilities arising from potential environmental obligations that have not been reserved for at this time may be material to any one quarter's or year's results of operations in the future. However, we believe any liability arising from such potential environmental obligations is not likely to have a material adverse effect on our liquidity or financial condition as it may be satisfied over many years.

The table below is a roll forward of our total environmental reserves, continuing and discontinued, from December 31, 2015 to December 31, 2018.

(in Millions)	Operating and Discontinued Sites Total
Total environmental reserves, net of recoveries at December 31, 2015	$334.3
2016
Provision	80.8
Spending, net of recoveries	(52.1)
Foreign currency translation adjustments	(2.6)
Net Change	$26.1
Total environmental reserves, net of recoveries at December 31, 2016	$360.4

2017
Provision	105.6
Spending, net of recoveries	(63.3)
Acquisitions (1)	2.6
Foreign currency translation adjustments	6.5
Net Change	$51.4
Total environmental reserves, net of recoveries at December 31, 2017	$411.8

2018
Provision	178.2
Spending, net of recoveries	(65.7)
Foreign currency translation adjustments	(2.8)
Net Change	$109.7
Total environmental reserves, net of recoveries at December 31, 2018	$521.5
______________

(1)	See Note 4 for more details. Amount relates to environmental obligations at certain sites of the acquired DuPont Crop Protection Business.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

To ensure we are held responsible only for our equitable share of site remediation costs, we have initiated, and will continue to initiate, legal proceedings for contributions from other PRPs. At December 31, 2018 and 2017, we have recorded recoveries representing probable realization of claims against U.S. government agencies, insurance carriers and other third parties. Recoveries are recorded as either an offset to the “Environmental liabilities, continuing and discontinued” or as “Other assets including long-term receivables, net” on the consolidated balance sheets.

The table below is a roll forward of our total recorded recoveries from December 31, 2016 to December 31, 2018:

(in Millions)	December 31, 2016	Increase (Decrease) in Recoveries	Cash Received	December 31, 2017	Increase (Decrease) in Recoveries	Cash Received	December 31, 2018
Environmental liabilities, continuing and discontinued	$11.4	$2.5	$—	$13.9	$(5.5)	$(0.5)	$7.9
Other assets (1)	27.2	15.9	(10.8)	32.3	2.6	(4.4)	30.5
Total	$38.6	$18.4	$(10.8)	$46.2	$(2.9)	$(4.9)	$38.4
______________

(1)
The amounts are included within “Prepaid and other current assets" and "Other assets including long-term receivables, net" on the consolidated balance sheets. See Note 21 for more details. Increase in recoveries in 2017 includes $2.6 million related to indemnification for the acquired environmental liability from the DuPont Crop Protection Business Acquisition that existed prior to the closing of the transaction.

The table below provides detail of current and long-term environmental reserves, continuing and discontinued.

	December 31,
(in Millions)	2018	2017
Environmental reserves, current, net of recoveries (1)	$63.0	$71.6
Environmental reserves, long-term continuing and discontinued, net of recoveries (2)	458.5	340.2
Total environmental reserves, net of recoveries	$521.5	$411.8
______________

(1)	These amounts are included within “Accrued and other liabilities” on the consolidated balance sheets.

(2)	These amounts are included in "Environmental liabilities, continuing and discontinued" on the consolidated balance sheets.

Our net environmental provisions relate to costs for the continued remediation of both operating sites and for certain discontinued manufacturing operations from previous years. The net provisions are comprised as follows:

	Year Ended December 31,
(in Millions)	2018	2017	2016
Continuing operations (1)	$21.7	$16.2	$36.6
Discontinued operations (2)	153.9	76.1	36.9
Net environmental provision	$175.6	$92.3	$73.5
______________

(1)
Recorded as a component of “Restructuring and other charges (income)” on our consolidated statements of income. See Note 8. Environmental obligations for continuing operations primarily represent obligations at shut down or abandoned facilities within businesses that do not meet the criteria for presentation as discontinued operations.

(2)	Recorded as a component of “Discontinued operations, net of income taxes" on our consolidated statements of income (loss). See Note 10.

On our consolidated balance sheets, the net environmental provisions affect assets and liabilities as follows:

	Year Ended December 31,
(in Millions)	2018	2017	2016
Environmental reserves (1)	$178.2	$105.6	$80.8
Other assets (2)	(2.6)	(13.3)	(7.3)
Net environmental provision	$175.6	$92.3	$73.5
______________

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

(1)	See above roll forward of our total environmental reserves as presented on our consolidated balance sheets.

(2)	Represents certain environmental recoveries. See Note 21 for details of "Other assets including long-term receivables, net" as presented on our consolidated balance sheets.

Significant Environmental Sites
Pocatello
From 1949 until 2001, we operated the world's largest elemental phosphorus plant in Power County, Idaho, just outside the city of Pocatello. Since the plant's closure, FMC has worked with the EPA, the State of Idaho, and the Shoshone-Bannock Tribes ("Tribes") to develop a proposed cleanup plan for the property. In September 2012, the EPA issued an Interim Record of Decision ("IROD") that is environmentally protective and that ensures the health and safety of both workers and the general public. Since the plant's closure, we have successfully decommissioned our Pocatello plant, completed closure of the RCRA ponds and formally requested that the EPA acknowledge completion of work under a June 1999 RCRA Consent Decree. Future remediation costs include completion of the IROD that addresses groundwater contamination and existing waste disposal areas on the Pocatello plant portion of the Eastern Michaud Flats Superfund Site. In June 2013, the EPA issued a Unilateral Administrative Order to us under which we will implement the IROD remedy. Our current reserves factor in the estimated costs associated with implementing the IROD. In addition to implementing the IROD, we continue to conduct work pursuant to CERCLA unilateral administrative orders to address air emissions from beneath the cap of several of the closed RCRA ponds.
The amount of the reserve for this site was $33.1 million and $35.2 million at December 31, 2018 and 2017, respectively.
Pocatello Tribal Litigation
For a number of years, we engaged in disputes with the Tribes concerning their attempts to regulate our activities on the reservation. On March 6, 2006, a U.S. District Court Judge found that the Tribes were a third-party beneficiary of a 1998 RCRA Consent Decree and ordered us to apply for any applicable Tribal permits relating to the nearly-complete RCRA Consent Decree work. The third-party beneficiary ruling was later reversed by the Ninth Circuit Court of Appeals, but the permitting process continued in the tribal legal system. We applied for the tribal permits, but preserved objections to the Tribes' jurisdiction.
In addition, in 1998, we entered into an agreement (“1998 Agreement”) that required us to pay the Tribes $1.5 million per year for waste generated from operating our Pocatello plant and stored on site. We paid $1.5 million per year until December 2001 when the plant closed. In our view the agreement was terminated, as the plant was no longer generating waste. The Tribes claimed that the 1998 Agreement has no end date.
On April 25, 2006, the Tribes' Land Use Policy Commission issued us a Special Use Permit for the “disposal and storage of waste” at the Pocatello plant and imposed a $1.5 million per annum permit fee. The permit and fee were affirmed by the Tribal Business Council on July 21, 2006. We sought review of the permit and fee in Tribal Court, in which the Tribes also brought a claim for breach of the 1998 Agreement. On May 21, 2008, the Tribal Court reversed the permit and fee, finding that they were not authorized under tribal law, and dismissed the Tribes' breach of contract claim. The Tribes appealed to the Tribal Court of Appeals.
On May 8, 2012, the Tribal Court of Appeals reversed the May 21, 2008 Tribal Court decision and issued a decision finding the permit and fee validly authorized and ordering us to pay waste permit fees in the amount of $1.5 million per annum for the years 2002-2007 ($9.0 million in total), the Tribes' demand as set forth in the lawsuit. It also reinstated the breach of contract claim. The Tribes have filed additional litigation to recover the permit fees for the years since 2007, but that litigation has been stayed pending the outcome of the appeal in the Tribal Court of Appeals.
Following a trial on certain jurisdictional issues which occurred during April 2014, the Shoshone-Bannock Tribal Appellate Court issued a Statement of Decision finding in favor of the Tribes’ jurisdiction over FMC and awarding costs on appeal to the Tribes. The Tribal Appellate Court conducted further post-trial proceedings and on May 6, 2014 issued Finding and Conclusions and a Final Judgment consistent with its earlier Statement of Decision.
On September 28, 2017, the District Court issued a decision finding that the Tribal Court has jurisdiction over FMC to require FMC to pay a $1.5 million per year fee to the Tribes for hazardous wastes “stored” on the Reservation. We do not believe it is probable that we will incur a loss for this matter due to legal principles established by the United States Supreme Court and the United States Court of Appeals for the Ninth Circuit that we believe were not followed by the District Court. Our reasonably possible estimate continues to include the estimated costs of an adverse decision and does not need to be adjusted as a result of the District Court's decision. On October 12, 2017, we filed a notice of appeal to the Ninth Circuit. The District Court Judgment has been stayed pending the outcome of the appeal to the Ninth Circuit.
We have estimated a reasonably possible loss for this matter and it has been reflected in our total reasonably possible loss estimate previously discussed within this note.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Middleport
Our Middleport, NY facility is currently an Agricultural Solutions formulation and packaging plant that formerly manufactured arsenic-based and other products. As a result of past manufacturing operations and waste disposal practices at this facility, releases of hazardous substances have occurred at the site that have affected soil, sediment, surface water and groundwater at the facility's property and also in adjacent off-site areas. The impact of our discontinued operations was the subject of an Administrative Order on Consent (“1991 AOC”) entered into with the EPA and New York State Department of Environmental Conservation (“NYSDEC”, and collectively with EPA, the “Agencies”) in 1991. The AOC requires us to (1) define the nature and extent of contamination caused by our historical plant operations, (2) take interim corrective measures and (3) evaluate Corrective Action Management Alternatives (“CMA”) for discrete contaminated areas, known as “operable units” of which there are eleven.
We have defined the nature and extent of the contamination in certain areas, have constructed an engineered cover, taken certain closure actions regarding RCRA regulated surface water impoundments and are collecting and treating both surface water runoff and ground water, which has satisfied the first two requirements of the 1991 AOC. To date, we have evaluated and proposed CMAs for five of the eleven identified operable units.

Middleport Litigation
In the fourth quarter of 2018, FMC and NYSDEC began engaging in settlement discussions and have reached agreement in principle on the terms of a global resolution with the intent of agreeing to a document to replace the 1991 AOC (upon EPA concurrence), that would, among other things, settle past costs, govern onsite and off-site remediation of historic contamination attributed to FMC Middleport operations within a defined area, as well as resolve the necessity for a Hazardous Waste Management Permit (“Part 373 permit”). In the interim, the Part 373 Permit Administrative Proceeding and the federal appeal are being temporarily held in abeyance pending completion of the settlement. The paragraphs below provide the litigation history for Middleport, which began in 2013.
In 2013, we received from the NYSDEC, a Final Statement of Basis ("FSOB") with NYSDEC’s selected CMA for three of the operable units that had been combined for evaluative purposes (“OUs 2, 4 and 5”), which we continue to believe is overly conservative and is not consistent with the 1991 AOC. After unsuccessful negotiations with NYSDEC regarding the FSOB, on May 1, 2014, we submitted a Notice of Dispute to the EPA pursuant to the terms of the 1991 AOC seeking review of the remedy chosen by the NYSDEC. EPA refused to act on the Notice of Dispute via letter correspondence.

NY State Litigation
On May 30, 2014, we filed an action in the Supreme Court of New York formally challenging the NYSDEC's FSOB as a breach of the 1991 AOC. On August 20, 2015, the Supreme Court of New York dismissed our state action on procedural grounds. We appealed that dismissal to the New York Supreme Court Appellate Division, Third Department. On October 20, 2016, the New York Supreme Court Appellate Division, Third Department, issued a decision on our appeal holding that NYSDEC does not have the authority to implement a remedy unilaterally using state funds prior to issuing an order and remanded the case to NYSDEC for further proceedings not inconsistent with the Court’s decision. On February 2, 2017, the Third Department granted NYSDEC's motion for leave to appeal the decision to the New York Court of Appeals. Certiorari was granted by the New York Court of Appeals (the “Court”), and oral arguments were held on March 21, 2018. On May 1, 2018, the Court issued its opinion reversing the Appellate Division’s decision and holding that NYSDEC has the authority to unilaterally spend state superfund money to cleanup sites and then seek reimbursement from FMC in a separate proceeding. In June 2017, in parallel with the ongoing state litigation over the 1991 AOC and the FSOB, NYSDEC started the formal process of issuing to FMC a Part 373 Permit. A draft permit was issued, which, as written, would supersede the 1991 AOC, and ultimately result in its termination. FMC proceeded to challenge the Part 373 Permit through the administrative process, which is still pending.

Federal Litigation
On June 20, 2014, we separately filed an action against EPA in the United States District Court for the Western District of New York seeking a declaratory judgment that the EPA is obligated under the 1991 AOC to review our Notice of Dispute. On January 31, 2017, the District Court dismissed FMC's complaint, ruling that EPA's letter was not a final agency action subject to review. FMC responded to the Court’s dismissal of FMC’s action by filing a Motion to Vacate Judgment and For Leave to Amend Complaint on March 2, 2017. On June 7, 2018, the District Court denied FMC’s motion. On August 6, 2018, FMC filed a notice of appeal in the Second Circuit, appealing both the underlying dismissal and the denial of the motion, which is still pending.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Middleport Reserves
In the fourth quarter of 2018, we increased the reserve by $106.3 million, which includes our best estimate for remediation costs for OUs 2,4 and 5 in line with the drafted settlement terms between FMC and NYSDEC. Of the $106.3 million reserve increase, $60.6 million relates to our best estimate for remediation costs associated with the operable unit that comprises the southern portion of the tributary (“OU 6”) plus the impact of inflation. The $60.6 million increase is in addition to a previously established reserve of $29.1 million related to this operable unit.
The remaining $45.7 million reserve increase relates to costs associated with the implementation and completion of NYSDEC’s selected remedy for OUs 2,4, and 5. Prior to settlement discussions, our reserve balance for OUs 2,4, and 5 of $31.1 million included the estimated liability for clean-up to reflect the costs associated with our recommended CMAs. Our total reserve for all of Middleport is $180.8 million and $73.9 million at December 31, 2018 and 2017, respectively. FMC is in various stages of evaluating the remaining operable units.
The Middleport settlement will result in cash outflows of approximately $20 million to $30 million per year for years 2019 - 2021 due to front loading of reimbursement in installments of past costs, and thereafter an amount not to exceed an average of $10 million per year until the remediation is complete.
Other Potentially Responsible Party (“PRP”) Sites
We have been named a PRP at 32 sites on the federal government’s National Priorities List (“NPL”), at which our potential liability has not yet been settled. We have received notice from the EPA or other regulatory agencies that we may be a PRP, or PRP equivalent, at other sites, including 53 sites at which we have determined that it is probable that we have an environmental liability for which we have recorded an estimate of our potential liability in the consolidated financial statements. In cooperation with appropriate government agencies, we are currently participating in, or have participated in, a Remedial Investigation/Feasibility Study (“RI/FS”), or equivalent, at most of the identified sites, with the status of each investigation varying from site to site. At certain sites, a RI/FS has only recently begun, providing limited information, if any, relating to cost estimates, timing, or the involvement of other PRPs; whereas, at other sites, the studies are complete, remedial action plans have been chosen, or a ROD has been issued.
One site where FMC is listed as a PRP is the Portland Harbor Superfund Site (“Portland Harbor”), that includes the river and sediments of a 12 mile section of the lower reach of the Willamette River in Portland, Oregon that runs through an industrialized area. Portland Harbor is listed on the NPL. FMC formerly owned and operated a manufacturing site adjacent to this section of the river and has since sold its interest in this business. Currently, FMC and approximately 70 other parties are involved in a non-judicial allocation process to determine each party’s respective share of the cleanup costs. FMC and several other parties have been sued by the Confederated Bands and Tribes of the Yakama Nation for reimbursement of cleanup costs and the costs of performing a natural damage assessment. Based on the information known to date, we are unable to develop a reasonable estimate of our potential exposure of loss at this time. We intend to defend this matter.
On January 6, 2017, EPA issued its Record of Decision (“ROD”) for the Portland Harbor Superfund Site. Any potential liability to FMC will represent a portion of the costs of the remedy the EPA has selected for Portland Harbor. Based on the current information available in the ROD as well as the large number of responsible parties for the Superfund Site, we are unable to develop a reasonable estimate of our potential exposure for Portland Harbor at this time. We have no reason to believe that the ultimate resolution of our potential obligations at Portland Harbor will have a material adverse effect on our consolidated financial position, liquidity or results of operations. However, adverse results in the outcome of the EPA allocation could have a material adverse effect on our consolidated financial position, results of operations in any one reporting period, or liquidity.

Note 12: Income Taxes
On December 22, 2017, the Tax Cuts and Jobs Act (“the Act”) was enacted in the United States. The Act significantly revised the U.S. corporate income tax structure resulting in changes to the Company’s expected U.S. corporate taxes due for 2017 and in future periods. Effective January 1, 2018, the Act, among other things, reduced the U.S. federal corporate tax rate from 35 percent to 21 percent, created new provisions related to foreign sourced earnings, and eliminated the deduction for domestic production activities. The Act also required companies to pay a one-time transition tax ("transition tax") on the cumulative earnings and profits of foreign subsidiaries that were previously not repatriated and therefore not taxed for U.S. income tax purposes. Taxes due on the one-time transition tax are payable as of December 31, 2017 and will be paid to the tax authority over eight years.
For the year ended December 31, 2017, we recognized provisional expense of $303.6 million comprised of $190.4 million of expense related to the transition tax and $113.2 million of tax expense for the remeasurement of the Company’s U.S. net deferred tax assets. During 2018, in accordance with Staff Accounting Bulletin 118 ("SAB 118"), income tax effects of the Act were refined upon obtaining, preparing, or analyzing additional information during the measurement period. For the year ended December 31,

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

2018, we recorded an adjustment to our provisional expense in the amount of $7.8 million. At December 31, 2018, the Company had completed its accounting for the impacts of the enactment of the Act.
For tax years beginning after December 31, 2017, the Act introduced new provisions for U.S. taxation of certain global intangible low-taxed income (“GILTI”) and we made an accounting policy election to account for GILTI as it is incurred. Additionally, during the fourth quarter of 2017 we recorded an impairment charge to write down certain indefinite-lived intangible assets of the acquired DuPont Crop Protection Business as a result of the triggering event associated with the Act. The triggering event represented the expected tax rate increase from the GILTI minimum tax to be imposed on certain of our foreign subsidiaries where these intangible assets are recorded.
We have not provided income taxes for any additional outside basis differences inherent in our investments in subsidiaries because the investments and related unremitted earnings are essentially permanent in duration or we have concluded that no additional tax liability will arise upon disposal. Determining the amount of unrecognized deferred tax liability related to any remaining undistributed foreign earnings is not practicable due to the complexity of the hypothetical calculation.

Domestic and foreign components of income (loss) from continuing operations before income taxes are shown below:

	Year Ended December 31,
(in Millions)	2018	2017	2016
Domestic	$(234.9)	$(201.4)	$(72.7)
Foreign	843.3	297.2	184.3
Total	$608.4	$95.8	$111.6

The provision (benefit) for income taxes attributable to income (loss) from continuing operations consisted of:

	Year Ended December 31,
(in Millions)	2018	2017	2016
Current:
Federal (1)	$25.1	$61.9	$(34.2)
Foreign	90.0	49.9	19.5
State	(0.4)	4.1	(0.2)
Total current	$114.7	$115.9	$(14.9)
Deferred:
Federal (2)	$(4.4)	$127.8	$27.7
Foreign	(30.4)	(14.4)	9.2
State	(9.1)	(0.4)	16.2
Total deferred	$(43.9)	$113.0	$53.1
Total	$70.8	$228.9	$38.2

____________________

(1)	The years ended December 31, 2018 and December 31, 2017 include the one-time impacts of the of the Act, primarily related to transition tax, further discussed above within Note 12.

(2)
The years ended December 31, 2018 and December 31, 2017 include the one-time impacts of the Act, primarily related to the measurement of the Company’s U.S. domestic net deferred tax assets, further discussed above within Note 12.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

The effective income tax rate applicable to income from continuing operations before income taxes was different from the statutory U.S. federal income tax rate due to the factors listed in the following table:

	Year Ended December 31,
(in Millions)	2018	2017	2016
U.S. Federal statutory rate (1)	$127.8	$33.5	$39.1
Impacts of Tax Cuts and Jobs Act Enactment (2)	7.8	303.6	—
Foreign earnings subject to different tax rates (3)	(154.9)	(74.5)	(48.0)
Capital loss on internal restructuring	—	(45.3)	—
State and local income taxes, less federal income tax benefit	1.4	(1.5)	16.0
Manufacturer's production deduction and miscellaneous tax credits	(3.7)	(8.4)	0.8
Tax on dividends, deemed dividends, and GILTI (4)	45.5	10.6	1.8
Changes to unrecognized tax benefits	2.7	6.7	4.4
Nondeductible expenses	12.4	14.2	5.6
Change in valuation allowance	7.4	(29.3)	16.0
Exchange gains and losses (5)	5.7	28.1	(9.4)
Other	18.7	(8.8)	11.9
Total Tax Provision	$70.8	$228.9	$38.2

____________________

(1)
The year ended December 31, 2018 includes twelve months of earnings associated with the operations of the DuPont Crop Protection Business acquired November 1, 2017. See Note 4 for additional information.

(2)	Includes the one-time impacts of the of the Act, primarily related to transition tax and the decrease to the U.S. tax rate, further discussed above within Note 12.

(3)	The year ended December 31, 2018 reflects the income mix associated with twelve months of foreign earnings of the DuPont Crop Protection business acquired November 1, 2017.

(4)	The year ended December 31, 2018 includes tax expense of $43.8 million associated with the GILTI provisions of the Act.

(5)
Includes the impact of transaction gains or losses on net monetary assets for which no corresponding tax expense or benefit is realized and the tax provision for statutory taxable gains or losses in foreign jurisdictions for which there is no corresponding amount in income before taxes.

Significant components of our deferred tax assets and liabilities were attributable to:

	December 31,
(in Millions)	2018	2017
Reserves for discontinued operations, environmental and restructuring	$148.7	$99.4
Accrued pension and other postretirement benefits	2.1	17.3
Capital loss, foreign tax and other credit carryforwards	6.0	4.0
Net operating loss carryforwards	219.3	206.6
Deferred expenditures capitalized for tax	15.2	4.0
Other	143.3	150.7
Deferred tax assets	$534.6	$482.0
Valuation allowance, net	(261.4)	(272.0)
Deferred tax assets, net of valuation allowance	$273.2	$210.0
Intangibles and property, plant and equipment, net	331.2	126.1
Deferred tax liabilities	$331.2	$126.1
Net deferred tax assets (liabilities)	$(58.0)	$83.9

We evaluate our deferred income taxes quarterly to determine if valuation allowances are required or should be adjusted. GAAP accounting guidance requires companies to assess whether valuation allowances should be established against deferred tax assets based on all available evidence, both positive and negative, using a “more likely than not” standard. In assessing the need for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of deferred tax assets. This assessment considers, among other matters, the nature and severity of current and cumulative losses, forecasts of

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

future profitability, the duration of statutory carryforward periods, and tax planning alternatives. We operate and derive income from multiple lines of business across multiple jurisdictions. As each of the respective lines of business experiences changes in operating results across its geographic footprint, we may encounter losses in jurisdictions that have been historically profitable, and as a result might require additional valuation allowances to be recorded. We are committed to implementing tax planning actions, when deemed appropriate, in jurisdictions that experience losses in order to realize deferred tax assets prior to their expiration.
For the year ended December 31, 2018, our analysis of the realizability of U.S. state deferred tax assets and state conformity with the GILTI provisions of the Act resulted in change in our assertion as it pertains to the realizability of certain U.S. state deferred tax assets and we reduced the valuation allowance provided for on U.S. state deferred tax assets by $11.6 million.
At December 31, 2018, we had net operating loss and tax credit carryforwards as follows: U.S. state net operating loss carryforwards of $25.7 million (tax-effected) expiring in future tax years through 2038, foreign net operating loss carryforwards of $194.3 million (tax-effected) expiring in various future years, $0.7 million of capital loss carryforwards expiring in 2020 and other tax credit carryforwards of $3.2 million expiring in various future years.
The increase in the net deferred tax liability associated with Intangibles and property, plant and equipment, net as of December 31, 2018 as compared to December 31, 2017, is driven by the completion of the purchase accounting for intangibles acquired with the DuPont Crop Protection Business in Singapore and Puerto Rico.

Uncertain Income Tax Positions
U.S. GAAP accounting guidance for uncertainty in income taxes prescribes a model for the recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, disclosure and transition.
We file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. The income tax returns for FMC entities taxable in the U.S. and significant foreign jurisdictions are open for examination and adjustment. As of December 31, 2018, the U. S. federal and state income tax returns are open for examination and adjustment for the years 2015 - 2018 and 1998 - 2018, respectively. Our significant foreign jurisdictions, which total 16, are open for examination and adjustment during varying periods from 2008 - 2018.
As of December 31, 2018, we had total unrecognized tax benefits of $79.1 million, of which $29.5 million would favorably impact the effective tax rate from continuing operations if recognized. As of December 31, 2017, we had total unrecognized tax benefits of $84.0 million, of which $22.5 million would favorably impact the effective tax rate if recognized. Interest and penalties related to unrecognized tax benefits are reported as a component of income tax expense. For the years ended December 31, 2018, 2017 and 2016, we recognized interest and penalties of $0.9 million, $5.2 million, and $4.4 million, respectively, in the consolidated statements of income (loss). As of December 31, 2018 and 2017, we have accrued interest and penalties in the consolidated balance sheets of $14.0 million and $13.1 million, respectively.

Due to the potential for resolution of federal, state, or foreign examinations, and the expiration of various jurisdictional statutes of limitation, it is reasonably possible that our liability for unrecognized tax benefits will decrease within the next 12 months by a range of $10.1 million to $16.5 million.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in Millions)	2018	2017	2016
Balance at beginning of year	$84.0	$111.6	$97.1
Increases related to positions taken in the current year	11.8	9.4	22.3
Increases and decreases related to positions taken in prior years	(1.8)	(4.6)	2.6
Decreases related to lapse of statutes of limitations	(13.5)	(14.2)	(10.2)
Settlements during the current year	(1.4)	(0.3)	(0.2)
Decreases for tax positions on dispositions	—	(17.9)	—
Balance at end of year (1)	$79.1	$84.0	$111.6

____________________

(1)
At December 31, 2018, 2017, and 2016 we recognized an offsetting non-current deferred asset of $45.3 million, $59.8 million, and $74.4 million respectively, relating to specific uncertain tax positions presented above.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Note 13: Debt
Debt maturing within one year:
Debt maturing within one year consists of the following:

	December 31,
(in Millions)	2018	2017
Short-term foreign debt (1)	$106.5	$91.4
Commercial paper (2)	55.2	—
Total short-term debt	$161.7	$91.4
Current portion of long-term debt	386.0	101.2
Short-term debt and current portion of long-term debt	$547.7	$192.6

____________________

(1)	At December 31, 2018, the average effective interest rate on the borrowings was 7.1%.

(2)	At December 31, 2018, the average effective interest rate on the borrowings was 3.1%.

Long-term debt:
Long-term debt consists of the following:

(in Millions)	December 31, 2018		December 31,
	Interest Rate Percentage	Maturity Date	2018	2017
Pollution control and industrial revenue bonds (less unamortized discounts of $0.2 and $0.2, respectively)	1.9% - 6.5%	2021 - 2032	$51.6	$51.6
Senior notes (less unamortized discounts of $0.8 and $1.1, respectively)	3.95% - 5.2%	2019 - 2024	999.2	998.9
2014 Term Loan Facility	—%	2020	—	450.0
2017 Term Loan Facility	3.8%	2022	1,400.0	1,500.0
Revolving Credit Facility (1)	5.1%	2022	—	—
Foreign debt	0 - 7.2%	2019 - 2024	89.1	106.9
Debt issuance cost			(8.9)	(13.2)
Total long-term debt			$2,531.0	$3,094.2
Less: debt maturing within one year			386.0	101.2
Total long-term debt, less current portion			$2,145.0	$2,993.0

____________________

(1)	Letters of credit outstanding under the Revolving Credit Facility totaled $199.0 million and available funds under this facility were $1,245.8 million at December 31, 2018.

2014 Term Loan Agreement Amendment
On September 28, 2018, we entered into Amendment No. 4 (“2014 Term Loan Amendment”) to that certain Term Loan Agreement, dated as of October 10, 2014. The 2014 Term Loan Amendment amends the 2014 Term Loan Agreement in order to permit our previously disclosed separation and spin-off of the FMC Lithium business, as set forth in the 2014 Term Loan Amendment. The 2014 Term Loan was subsequently paid down in full during the fourth quarter of 2018 using a portion of the proceeds from the Livent IPO.
2017 Term Loan Agreement Amendment
On September 28, 2018, we entered into Amendment No. 1 (“2017 Term Loan Amendment”) to that certain Term Loan Agreement, dated as of May 2, 2017. The 2017 Term Loan Amendment amends the 2017 Term Loan Agreement in order to permit our previously

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

disclosed separation and spin-off of the FMC Lithium segment, as set forth in the 2017 Term Loan Amendment. Refer to the original terms of the 2017 Term Loan Agreement described below.
Revolving Credit Agreement Amendment
On September 28, 2018, we entered into Amendment No. 1 (“Revolving Credit Amendment”) to that certain Second Amended and Restated Credit Agreement, dated as of May 2, 2017. The Revolving Credit Amendment amends the Revolving Credit Agreement in order to permit the previously disclosed separation and spin-off of FMC Lithium, as set forth in the Revolving Credit Amendment. Refer to the original terms of the Revolving Credit Agreement described below.
Term Loan Facility
On November 1, 2017, we borrowed $1.5 billion under our previously announced senior unsecured term loan facility ("2017 Term Loan Facility"). The proceeds of the borrowing were used to finance the Acquisition and will also be used to pay anticipated taxes associated with the gain on the sale of FMC Health and Nutrition and other transaction costs.
The scheduled maturity of the 2017 Term Loan Facility is on the fifth anniversary of this closing date. The 2017 Term Loan Facility will bear interest at a floating rate, which will be a base rate or a Eurocurrency rate equal to the London interbank offered rate for the relevant interest period, plus in each case an applicable margin, as determined in accordance with the provisions of the related agreement to the 2017 Term Loan Facility. The base rate will be the highest of: the rate of interest announced publicly by Citibank, N.A. in New York, New York from time to time as its “base rate”; the federal funds effective rate plus 1/2 of one percent; and the Eurocurrency rate for a one-month period plus one percent.
The 2017 Term Loan Facility contains financial and other covenants, including a maximum leverage ratio of 4.75 and minimum interest coverage ratio of 3.5 immediately following the DuPont Crop Protection Business Acquisition. The 2017 Term Loan Facility also contains a cross-default provision whereby a default under our other indebtedness in excess of $50 million, after grace periods and absent a waiver from the lenders, would be an event of default under the agreement of the 2017 Term Loan Facility and could result in a demand for payment of all amounts outstanding under this facility.
Revolving Credit Facility
On May 2, 2017, we entered into an amended and restated credit agreement (the "Revolving Credit Agreement"). The unsecured Revolving Credit Agreement provides for a $1.5 billion revolving credit facility, with an option, subject to certain conditions and limitations, to increase the aggregate amount of the revolving credit commitments to $2.25 billion (the "Revolving Credit Facility"). The current termination date of the Revolving Credit Facility is May 2, 2022.
Revolving loans under the Revolving Credit Facility will bear interest at a floating rate, which will be a base rate or a Eurocurrency rate equal to the London interbank offered rate for the relevant interest period, plus, in each case, an applicable margin, as determined in accordance with the provisions of the Revolving Credit Agreement. The base rate will be the highest of: the rate of interest announced publicly by Citibank, N.A. in New York, New York from time to time as its “base rate”; the federal funds effective rate plus 1/2 of one percent; and the Eurocurrency rate for a one-month period plus one percent. We are also required to pay a facility fee on the average daily amount (whether used or unused) at a rate per annum equal to an applicable percentage in effect from time to time for the facility fee, as determined in accordance with the provisions of the Revolving Credit Agreement. The initial facility fee is 0.15 percent per annum. The applicable margin and the facility fee are subject to adjustment as provided in the Revolving Credit Agreement.
The Revolving Credit Agreement contains customary financial and other covenants, including a maximum leverage ratio and minimum interest coverage ratio. The financial covenant levels have been amended in order to permit the debt incurred under the 2017 Term Loan Facility discussed above along with certain other changes to permit the expected transaction.
Fees incurred to secure the Revolving Credit Facility have been deferred and will be amortized over the term of the arrangement.
Maturities of long-term debt
Maturities of long-term debt outstanding, excluding discounts, at December 31, 2018, are $386.0 million in 2019, $2.2 million in 2020, $200.7 million in 2021, $1,501.8 million in 2022, $0.1 million in 2023 and $450.1 million thereafter.
Covenants
Among other restrictions, the Revolving Credit Facility and 2017 Term Loan Facility contain financial covenants applicable to FMC and its consolidated subsidiaries related to leverage (measured as the ratio of debt to adjusted earnings) and interest coverage (measured as the ratio of adjusted earnings to interest expense). Our actual leverage for the four consecutive quarters ended December 31, 2018 was 2.3 which is below the maximum leverage of 4.5. By the end of 2019, the maximum leverage ratio will step down to 4.0 in accordance with the provisions of the Revolving Credit Facility and the 2017 Term Loan Facility. Our actual

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

interest coverage for the four consecutive quarters ended December 31, 2018 was 9.6 which is above the minimum interest coverage of 3.5. We were in compliance with all covenants at December 31, 2018.

Compensating Balance Agreements
We maintain informal credit arrangements in many foreign countries. Foreign lines of credit, which include overdraft facilities, typically do not require the maintenance of compensating balances, as credit extension is not guaranteed but is subject to the availability of funds.

Note 14: Pension and Other Postretirement Benefits
The funded status of our U.S. qualified and nonqualified defined benefit pension plans, our Germany, France, and Belgium defined benefit pension plans, plus our U.S. other postretirement healthcare and life insurance benefit plans for continuing operations, together with the associated balances and net periodic benefit cost recognized in our consolidated financial statements as of December 31, are shown in the tables below.
We are required to recognize in our consolidated balance sheets the overfunded and underfunded status of our defined benefit postretirement plans. The overfunded or underfunded status is defined as the difference between the fair value of plan assets and the projected benefit obligation. We are also required to recognize as a component of other comprehensive income the actuarial gains and losses and the prior service costs and credits that arise during the period.
The following table summarizes the weighted-average assumptions used to determine the benefit obligations at December 31 for the U.S. Plans:

	Pensions and Other Benefits
	December 31,
	2018	2017
Discount rate qualified	4.35%	3.68%
Discount rate nonqualified plan	3.97%	3.29%
Discount rate other benefits	4.08%	3.41%
Rate of compensation increase	3.10%	3.10%

The following table summarizes the components of our defined benefit postretirement plans and reflect a measurement date of December 31:

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

	Pensions		Other Benefits (1)
	December 31,
(in Millions)	2018	2017	2018	2017
Change in projected benefit obligation
Projected benefit obligation at January 1	$1,385.8	$1,332.7	$19.0	$19.2
Service cost	6.3	7.4	—	—
Interest cost	44.5	44.3	0.7	0.7
Actuarial loss (gain) (2)	(89.9)	83.7	0.6	1.7
Amendments	—	—	(0.1)	(0.1)
Acquisitions (3)	—	7.6	—	—
Foreign currency exchange rate changes and other	(0.4)	—	—	—
Plan participants’ contributions	—	—	0.7	0.7
Special termination benefits	3.9	2.3	—	—
Settlements	(4.4)	(6.9)	—	—
Transfer of liabilities from continuing to discontinued operations	—	—	—	(0.9)
Curtailments	(0.9)	(5.0)	0.2	0.4
Benefits paid	(83.6)	(80.3)	(2.2)	(2.7)
Projected benefit obligation at December 31	$1,261.3	$1,385.8	$18.9	$19.0
Change in plan assets
Fair value of plan assets at January 1	$1,339.9	$1,208.2	$—	$—
Actual return on plan assets	(18.0)	165.4	—	—
Foreign currency exchange rate changes	(0.2)	—	—	—
Company contributions	36.0	53.5	1.5	2.0
Plan participants’ contributions	—	—	0.7	0.7
Settlements	(4.4)	(6.9)	—	—
Benefits paid	(83.6)	(80.3)	(2.2)	(2.7)
Fair value of plan assets at December 31	$1,269.7	$1,339.9	$—	$—
Funded Status
U.S. plans with assets	$42.8	$(6.6)	$—	$—
U.S. plans without assets	(24.6)	(29.8)	(18.9)	(19.0)
Non-U.S. plans with assets	(1.9)	(7.6)	—	—
All other plans	(7.9)	(1.9)	—	—
Net funded status of the plan (liability)	$8.4	$(45.9)	$(18.9)	$(19.0)
Amount recognized in the consolidated balance sheets:
Pension asset (4)	$42.8	$—	$—	$—
Accrued benefit liability (5)	(34.4)	(45.9)	(18.9)	(19.0)
Total	$8.4	$(45.9)	$(18.9)	$(19.0)
____________________

(1)	Refer to Note 10 for information on our discontinued postretirement benefit plans.

(2)
The actuarial gain in 2018 was primarily driven by the increase in discount rate on the U.S. qualified plan. Additionally, the Society of Actuaries released an updated mortality table projection scale for measurement of retirement program obligations. Adoption of this new projection scale has decreased the U.S. defined benefit obligations by approximately $4 million at December 31, 2018.

(3)	Refer to Note 4 for information on our acquired pension plans as part of the DuPont Crop Protection Acquisition.

(4)	Recorded as "Other assets including long-term receivables, net" on the consolidated balance sheets.

(5)	Recorded as "Accrued pension and other postretirement benefits, current and long-term" on the consolidated balance sheets.

The amounts in accumulated other comprehensive income (loss) that have not yet been recognized as components of net periodic benefit cost are as follows:

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

	Pensions		Other Benefits (1)
	December 31,
(in Millions)	2018	2017	2018	2017
Prior service (cost) credit	$(1.1)	$(1.9)	$(0.1)	$(0.2)
Net actuarial (loss) gain	(370.6)	(398.3)	4.2	5.5
Accumulated other comprehensive income (loss) – pretax	$(371.7)	$(400.2)	$4.1	$5.3
Accumulated other comprehensive income (loss) – net of tax	(226.1)	(248.4)	2.6	3.5
____________________

(1)	Refer to Note 10 for information on our discontinued postretirement benefit plans.
The accumulated benefit obligation for all pension plans was $1,248.8 million and $1,359.6 million at December 31, 2018 and 2017, respectively.

(in Millions)	December 31
Information for pension plans with projected benefit obligation in excess of plan assets	2018	2017
Projected benefit obligations	$39.1	$1,385.8
Accumulated benefit obligations	39.2	1,359.6
Fair value of plan assets	4.7	1,339.9

(in Millions)	December 31
Information for pension plans with accumulated benefit obligation in excess of plan assets	2018	2017
Projected benefit obligations	$39.1	$39.2
Accumulated benefit obligations	39.2	37.5
Fair value of plan assets	4.7	5.0

Other changes in plan assets and benefit obligations for continuing operations recognized in other comprehensive loss (income) are as follows:

	Pensions		Other Benefits (1)
	Year Ended December 31,
(in Millions)	2018	2017	2018	2017
Current year net actuarial loss (gain)	$(8.7)	$(2.6)	$0.8	$2.1
Current year prior service cost (credit)	—	—	(0.1)	(0.1)
Amortization of net actuarial (loss) gain	(16.0)	(16.4)	0.5	1.0
Amortization of prior service (cost) credit	(0.4)	(0.5)	0.1	0.1
Recognition of prior service cost due to curtailment	(0.3)	—	—	(0.3)
Transfer of actuarial (loss) gain from continuing to discontinued operations	—	—	(0.1)	0.6
Curtailment loss (2)	(0.9)	(5.0)	—	—
Settlement loss	(1.8)	(47.3)	—	—
Foreign currency exchange rate changes on the above line items	(0.4)	0.4	—	—
Total recognized in other comprehensive (income) loss, before taxes	$(28.5)	$(71.4)	$1.2	$3.4
Total recognized in other comprehensive (income) loss, after taxes	(22.3)	(52.2)	0.9	2.1
____________________

(1)	Refer to Note 10 for information on our discontinued postretirement benefit plans.

(2)
During the years ended December 31, 2018 and 2017, due to the announced plans to separate FMC Lithium and divest FMC Health and Nutrition, respectively, we triggered a curtailment of our U.S. pension plans. As a result, we revalued our pension plans as of October 31, 2018 and March 31, 2017, respectively, in addition to the normal December 31st remeasurement, which resulted in adjustments to comprehensive income. The $0.9 million in 2018 reflects the adjustment to the continuing operations liability and other

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

comprehensive income based on the revaluation of the plan. The associated curtailment expense is recorded within "Non-operating pension and postretirement charges (income)". The $5.0 million in 2017 also reflects the adjustment to the continuing operations liability and other comprehensive income based on the revaluation of the plan. The associated curtailment expense was recorded under "Discontinued operations, net of income taxes", as discussed below.
The estimated net actuarial loss and prior service cost for our pension plans that will be amortized from accumulated other comprehensive income (loss) into our net annual benefit cost (income) during 2019 are $18.4 million and $0.2 million, respectively. The estimated net actuarial gain and prior service cost for our other benefits that will be amortized from accumulated other comprehensive income (loss) into net annual benefit cost (income) during 2019 will be $(0.7) million and $0.1 million, respectively.

The following table summarizes the weighted-average assumptions used for and the components of net annual benefit cost (income):

	Year Ended December 31,
	Pensions			Other Benefits (1)
(in Millions, except for percentages)	2018	2017	2016	2018	2017	2016
Discount rate	3.68%	4.22%	4.50%	3.41%	3.77%	3.97%
Expected return on plan assets	5.00%	6.50%	7.00%	—	—	—
Rate of compensation increase	3.10%	3.60%	3.60%	—	—	—
Components of net annual benefit cost:
Service cost	$6.3	$7.4	$8.0	$—	$—	$—
Interest cost	44.5	44.3	48.8	0.7	0.7	0.8
Expected return on plan assets	(63.0)	(79.1)	(84.2)	—	—	—
Amortization of prior service cost	0.4	0.6	0.7	(0.1)	(0.1)	—
Amortization of net actuarial and other (gain) loss	16.0	15.5	39.3	(0.5)	(0.9)	(1.2)
Recognized (gain) loss due to settlement	1.8	3.2	20.3	—	—	—
Net annual benefit cost (income)	$6.0	$(8.1)	$32.9	$0.1	$(0.3)	$(0.4)

___________________

(1)	Refer to Note 10 for information on our discontinued postretirement benefit plans.

For the year ended December 31, 2018 and 2017, we recognized a $4.3 million loss due to curtailment and special termination benefits associated with the planned separation of FMC Lithium and a combined curtailment and termination benefits loss of $3.9 million associated with the disposal of our FMC Health and Nutrition Business, respectively, which were recorded within "Discontinued operations, net of income taxes" within the consolidated statements of income (loss).
For the year ended December 31, 2017, we recorded a settlement charge of $35.7 million. The settlement charge includes $3.2 million related to the non-qualified plan in the U.S. and a $32.5 million settlement charge related to the termination of the U.K. pension plan. The $32.5 million settlement charge was recorded within "Discontinued operations, net of income taxes" within the consolidated statements of income (loss).
Our U.S. qualified defined benefit pension plan (“U.S. Plan”) holds the majority of our pension plan assets. The expected long-term rate of return on these plan assets was 5.0 percent for the year ended December 31, 2018 (except for the period between the November 1, 2018 remeasurement and December 31, 2018 during which it was 4.5 percent), 6.5 percent for the year ended December 31, 2017 and 7.0 percent for the year ended December 31, 2016. The expected long-term rate of return on these plan assets decreased by 1.5 percent in 2018 compared to 2017, due to a change in investment strategy. In developing the assumption for the long-term rate of return on assets for our U.S. Plan, we take into consideration the technical analysis performed by our outside actuaries, including historical market returns, information on the assumption for long-term real returns by asset class, inflation assumptions and expectations for standard deviation related to these best estimates. Given an actively managed investment portfolio, the expected annual rates of return by asset class for our portfolio, assuming an estimated inflation rate of approximately 2.3 percent, is in line with our assumption for the rate of return on assets. The target asset allocation at December 31, 2018 by asset category is 100 percent fixed income investments.
Our U.S. qualified pension plan reached fully funded status during 2018. The primary investment strategy is a liability hedging approach with an objective of maintaining the funded status of the plan such that the funded status volatility is minimized and the likelihood that we will be required to make significant contributions to the plan is limited. The portfolio is comprised of 100 percent fixed income securities and cash. Investment performance and related risks are measured and monitored on an ongoing basis through monthly liability measurements, periodic asset liability studies, and quarterly investment portfolio reviews.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

The following tables present our fair value hierarchy for our major categories of pension plan assets by asset class. See Note 18 for the definition of fair value and the descriptions of Level 1, 2 and 3 in the fair value hierarchy.

(in Millions)	12/31/2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and short-term investments	$92.5	$92.5	$—	$—
Fixed income investments:
Investment contracts	144.9	—	144.9	—
U.S. Government Securities	469.9	465.1	4.8	—
Mutual funds	55.7	55.7		—
Corporate debt instruments	506.7	—	506.7	—
Total assets	$1,269.7	$613.3	$656.4	$—

(in Millions)	12/31/2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and short-term investments	$123.0	$123.0	$—	$—
Equity securities:
Common stock	194.1	194.1	—	—
Mutual funds and other investments	27.3	27.3	—	—
Fixed income investments:
Investment contracts	150.8	—	150.8	—
U.S. Government Securities and Mutual funds	805.6	805.6	—	—
Investments measured at net asset value (1)	39.1
Total assets	$1,339.9	$1,150.0	$150.8	$—
____________________

(1)
Certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statement of financial position. These investments are redeemable with the fund at net asset value under the original terms of the partnership agreements and/or subscription agreements and operations of the underlying funds. However, it is possible that these redemption rights may be restricted or eliminated by the funds in the future in accordance with the underlying fund agreements. Due to the nature of the investments held by the funds, changes in market conditions and the economic environment may significantly impact the net asset value of the funds and, consequently, the fair value of the interests in the funds. Furthermore, changes to the liquidity provisions of the funds may significantly impact the fair value of the interest in the funds.

We made the following contributions to our pension and other postretirement benefit plans:

	Year Ended December 31,
(in Millions)	2018	2017
U.S. qualified pension plan	$30.0	$44.0
U.S. nonqualified pension plan	6.0	9.4
Other postretirement benefits, net of participant contributions	1.5	2.0
Total	$37.5	$55.4

We expect our voluntary cash contributions to our U.S. qualified pension plan to be approximately $7 million in 2019.
The following table reflects the estimated future benefit payments for our pension and other postretirement benefit plans. These estimates take into consideration expected future service, as appropriate:

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

	Estimated Net Future Benefit Payments
(in Millions)	2019	2020	2021	2022	2023	2024 - 2028
Pension Benefits	$90.1	$86.5	$87.0	$86.5	$85.6	$415.8
Other Benefits	2.1	2.0	1.9	1.8	1.7	7.0

Assumed health care cost trend rates have an effect on the other postretirement benefit obligations and net periodic other postretirement benefit costs reported for the health care portion of the other postretirement plan. A one-percentage point change in the assumed health care cost trend rates would be immaterial to our net periodic other postretirement benefit costs for the year ended December 31, 2018, and our other postretirement benefit obligation at December 31, 2018.
FMC Corporation Savings and Investment Plan. The FMC Corporation Savings and Investment Plan is a qualified salary-reduction plan under Section 401(k) of the Internal Revenue Code in which substantially all of our U.S. employees may participate by contributing a portion of their compensation. For eligible employees participating in the Plan, except for those employees covered by certain collective bargaining agreements, the Company makes matching contributions of 80 percent of the portion of those contributions up to five percent of the employee’s compensation. Eligible employees participating in the Plan that do not participate in the U.S. qualified pension plan are entitled to receive an employer contribution of five percent of the employee’s eligible compensation. Charges against income for all contributions were $15.0 million in 2018, $9.7 million in 2017, and $7.6 million in 2016.

Note 15: Share-based Compensation
Stock Compensation Plans
We have a share-based compensation plan, which has been approved by the stockholders, for certain employees, officers and directors. This plan is described later below.
Impacts of Livent Distribution
Pursuant to the employee matters agreement, effective as of the Distribution date, outstanding FMC equity awards held by a Livent employee will be converted into a Livent equity award. The number of Livent shares subject to each converted award (and in the case of stock options, the exercise price of the award) will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original FMC equity awards as measured before and after the Distribution, subject to rounding. Each converted Livent equity award will remain subject to the same terms and conditions, including vesting and payment schedules, as were applicable immediately prior to the Distribution except that the converted Livent equity awards held by Livent employees will not be subject to any performance-based vesting conditions.
Each outstanding award of FMC RSUs and PRSUs granted prior to 2019 held by FMC employees will be converted into adjusted FMC RSUs and PRSUs and Livent RSUs and PRSUs, respectively, using the final distribution ratio of 0.935301, which was determined as of the record date of February 25, 2018. Each outstanding awards of FMC RSUs granted in 2019 held by FMC employees will be converted into adjusted FMC RSUs, based on the relative value of FMC shares before and after the Distribution. Each outstanding award of FMC stock options, whether vested or unvested, held by a FMC employee will be converted into adjusted FMC stock options, based on the relative value of FMC shares before and after the Distribution. The above described adjustments are intended to preserve the aggregate intrinsic value of the original FMC awards as measured before and after the Distribution, subject to rounding. Each such adjusted FMC equity award will remain subject to the same terms and conditions, including vesting and payment schedules, as were applicable immediately prior to the Distribution.
FMC Corporation Incentive Compensation and Stock Plan
The FMC Corporation Incentive Compensation and Stock Plan (the “Plan”) provides for the grant of a variety of cash and equity awards to officers, directors, employees and consultants, including stock options, restricted stock, performance units (including restricted stock units), stock appreciation rights, and multi-year management incentive awards payable partly in cash and partly in common stock. The Compensation and Organization Committee of the Board of Directors (the “Committee”), subject to the provisions of the Plan, approves financial targets, award grants, and the times and conditions for payment of awards to employees. The total number of shares of common stock authorized for issuance under the Plan is 30.2 million of which approximately 4.9 million shares of common stock are available for future grants of share based awards under the Plan as of December 31, 2018. The FMC Corporation Non-Employee Directors’ Compensation Policy, administered by the Nominating and Corporate Governance Committee of the Board of Directors, sets forth the compensation to be paid to the directors, including stock options, stock

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

appreciation rights, restricted stock, restricted stock units, performance-based restricted stock units, and cash awards to be made to directors under the Plan.
Stock options granted under the Plan may be incentive or nonqualified stock options. The exercise price for stock options may not be less than the fair market value of the stock at the date of grant. Awards granted under the Plan vest or become exercisable or payable at the time designated by the Committee, which has generally been three years from the date of grant. Incentive and nonqualified options granted under the Plan expire not later than 10 years from the grant date.
Under the Plan, awards of restricted stock and restricted stock units may be made to selected employees. The awards vest over periods designated by the Committee, which has generally been three years, with vesting conditional upon continued employment. Compensation cost is recognized over the vesting periods based on the market value of the stock on the date of the award. Restricted stock units granted to directors under the Plan vest immediately if granted as part of, or in lieu of, the annual retainer; other restricted stock units granted to directors vest at the Annual Meeting of Shareholders in the calendar year following the May 1 annual grant date (but are subject to forfeiture on a pro rata basis if the director does not serve the full year except under certain circumstances).
At December 31, 2018 and 2017, there were restricted stock units representing an aggregate of 248,465 shares and 228,366 shares of common stock, respectively, credited to the directors’ accounts.
Stock Compensation
We recognized the following stock compensation expense:

	Year Ended December 31,
(in Millions)	2018	2017	2016
Stock option expense, net of taxes of $1.3, $2.4 and $2.6 (1)	$4.9	$4.5	$4.4
Restricted stock expense, net of taxes of $2.3, $3.5 and $3.8 (2)	8.4	6.4	6.5
Performance based expense, net of taxes of $1.2, $1.5 and $1.1	4.4	2.8	1.8
Total stock compensation expense, net of taxes of $4.8, $7.4 and $7.5 (3)	$17.7	$13.7	$12.7
____________________

(1)	We applied an estimated forfeiture rate of 4.0% per stock option grant in the calculation of the expense.

(2)	We applied an estimated forfeiture rate of 2.0% of outstanding grants in the calculation of the expense.

(3)
This expense is classified as "Selling, general and administrative expenses" in our consolidated statements of income (loss). Total stock compensation expense, net of tax, not included in the above table of $4.0 million, $4.4 million, and zero for the years ended December 31, 2018, 2017 and 2016, respectively, is included in "Discontinued operations, net of income taxes" in the consolidated statements of income (loss).

We received $10.7 million, $22.5 million and $4.1 million in cash related to stock option exercises for the years ended December 31, 2018, 2017 and 2016, respectively. The shares used for the exercise of stock options occurring during the years ended December 31, 2018, 2017 and 2016 came from treasury shares.
For tax purposes, share-based compensation expense is deductible in the year of exercise or vesting based on the intrinsic value of the award on the date of exercise or vesting. For financial reporting purposes, share-based compensation expense is based upon grant-date fair value and amortized over the vesting period. Excess tax benefits represent the difference between the share-based compensation expense for financial reporting purposes and the deduction taken for tax purposes. The excess tax expense recorded in stockholders' equity for the year ended December 31, 2016 totaled $0.4 million. Beginning in 2017, these excess tax benefits were recorded directly to income tax expense which totaled $3.8 million and $2.9 million in 2018 and 2017, respectively.
Stock Options
The grant-date fair values of the stock options we granted in the years ended December 31, 2018, 2017 and 2016 were estimated using the Black-Scholes option valuation model, the key assumptions for which are listed in the table below. The expected volatility assumption is based on the actual historical experience of our common stock. The expected life represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on U.S. Treasury securities with terms equal to the expected timing of stock option exercises as of the grant date. The dividend yield assumption reflects anticipated dividends on our common stock. Employee stock options generally vest after a three year period and expire ten years from the date of grant.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Black Scholes valuation assumptions for stock option grants:

	2018	2017	2016
Expected dividend yield	0.77%	1.15%	1.77%
Expected volatility	26.85%	27.04%	26.57%
Expected life (in years)	6.5	6.5	6.5
Risk-free interest rate	2.79%	2.10%	1.39%

The weighted-average grant-date fair value of options granted during the years ended December 31, 2018, 2017 and 2016 was $25.70, $15.66 and $8.54 per share, respectively.
The following summary shows stock option activity for employees under the Plan for the three years ended December 31, 2018:

(Shares in Thousands)	Number of Options Granted But Not Exercised	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price Per Share	Aggregate Intrinsic Value (in Millions)
December 31, 2015 (1,200 shares exercisable and 832 shares expected to vest or be exercised)	2,071	5.6 years	$47.52	$8.7
Granted	933		37.39
Exercised	(171)		25.59	3.5
Forfeited	(84)		51.17
December 31, 2016 (1,292 shares exercisable and 1,373 shares expected to vest or be exercised)	2,749	6.1 years	$45.34	$37.6
Granted	370		57.63
Exercised	(590)		39.93	20.1
Forfeited	(94)		49.10
December 31, 2017 (920 shares exercisable and 1,452 shares expected to vest or be exercised)	2,435	6.3 years	$48.37	$112.7
Granted	250		85.19
Exercised	(260)		41.80	11.7
Forfeited	(61)		52.51
December 31, 2018 (1,044 shares exercisable and 1,287 shares expected to vest or be exercised)	2,364	6.0 years	$52.87	$52.5

The number of stock options indicated in the above table as being exercisable as of December 31, 2018, had an intrinsic value of $19.4 million, a weighted-average remaining contractual term of 4.0 years, and a weighted-average exercise price of $55.43.
As of December 31, 2018, we had total remaining unrecognized compensation cost related to unvested stock options of $5.4 million which will be amortized over the weighted-average remaining requisite service period of approximately 1.56 years.
Restricted and Performance Based Equity Awards
The grant-date fair value of restricted stock awards and stock units under the Plan is based on the market price per share of our common stock on the date of grant, and the related compensation cost is amortized to expense on a straight-line basis over the vesting period during which the employees perform related services, which is typically three years except for those eligible for retirement prior to the stated vesting period as well as non-employee directors.
Starting in 2015, we began granting performance based restricted stock awards. The performance based share awards represent a number of shares of common stock to be awarded upon settlement based on the achievement of certain market-based performance criteria over a three year period. These awards generally vest upon the completion of a three year period from the date of grant; however, starting with the 2016 grants, certain performance criteria is measured on an annual basis. The fair value of the equity classified performance-based share awards is determined based on the number of shares of common stock to be awarded and a Monte Carlo valuation model.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

The following table shows our employee restricted award activity for the three years ended December 31, 2018:

	Restricted Equity		Performance Based Equity
(Number of Awards in Thousands)	Number of awards	Weighted-Average Grant Date Fair Value Per Share	Number of awards	Weighted-Average Grant Date Fair Value Per Share
Nonvested at December 31, 2015	376	$57.36	32	$81.06
Granted	271	37.44	126	41.66
Vested	(120)	56.12	—	—
Forfeited	(31)	52.67	—	—
Nonvested at December 31, 2016	496	$48.56	158	$49.55
Granted	121	57.66	105	66.93
Vested	(98)	64.75	—	—
Forfeited	(30)	47.60	(3)	52.74
Nonvested at December 31, 2017	489	$47.63	260	$53.36
Granted	137	84.94	133	88.65
Vested	(154)	55.14	(58)	81.15
Forfeited	(13)	65.39	—	—
Nonvested at December 31, 2018	459	$55.75	335	$56.42

As of December 31, 2018, we had total remaining unrecognized compensation cost related to unvested restricted awards of $14.0 million which will be amortized over the weighted-average remaining requisite service period of approximately 1.65 years.

Note 16: Equity
The following is a summary of our capital stock activity over the past three years:

	Common Stock Shares	Treasury Stock Shares
December 31, 2015	185,983,792	52,328,015
Stock options and awards	—	(244,329)
Repurchases of common stock, net	—	210,000
December 31, 2016	185,983,792	52,293,686
Stock options and awards	—	(640,450)
December 31, 2017	185,983,792	51,653,236
Stock options and awards	—	(390,553)
Repurchases of common stock, net	—	2,439,495
December 31, 2018	185,983,792	53,702,178

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Accumulated other comprehensive income (loss)
Summarized below is the roll forward of accumulated other comprehensive income (loss), net of tax.

(in Millions)	Foreign currency adjustments	Derivative Instruments (1)	Pension and other postretirement benefits (2)	Total
Accumulated other comprehensive income (loss), net of tax at December 31, 2015	$(147.3)	$(6.2)	$(303.8)	$(457.3)
2016 Activity
Other comprehensive income (loss) before reclassifications	$(46.7)	$7.3	$(26.9)	$(66.3)
Amounts reclassified from accumulated other comprehensive income (loss)	—	6.0	39.2	45.2

Accumulated other comprehensive income (loss), net of tax at December 31, 2016	$(194.0)	$7.1	$(291.5)	$(478.4)
2017 Activity
Other comprehensive income (loss) before reclassifications	$173.9	$(1.2)	$0.6	$173.3
Amounts reclassified from accumulated other comprehensive income (loss)	13.9	(0.7)	51.6	64.8

Accumulated other comprehensive income (loss), net of tax at December 31, 2017	$(6.2)	$5.2	$(239.3)	$(240.3)
2018 Activity
Other comprehensive income (loss) before reclassifications	$(95.3)	$13.7	$4.2	$(77.4)
Amounts reclassified from accumulated other comprehensive income (loss)	—	(7.7)	16.5	8.8

Accumulated other comprehensive income (loss), net of tax at December 31, 2018	$(101.5)	$11.2	$(218.6)	$(308.9)
____________________

(1)	See Note 18 for more information.

(2)	See Note 14 for more information.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Reclassifications of accumulated other comprehensive income (loss)

The table below provides details about the reclassifications from accumulated other comprehensive income (loss) and the affected line items in the consolidated statements of income (loss) for each of the periods presented.

Details about Accumulated Other Comprehensive Income Components	Amounts Reclassified from Accumulated Other Comprehensive Income (Loss) (1)			Affected Line Item in the Consolidated Statements of Income (Loss)
	Year Ended December 31,
(in Millions)	2018	2017	2016
Foreign currency translation adjustments:
Divestiture of FMC Health and Nutrition (2)	$—	$(13.9)	$—	Discontinued operations, net of income taxes

Derivative instruments:
Foreign currency contracts	$18.9	$(10.0)	$(11.2)	Costs of sales and services
Energy contracts	—	0.8	(2.3)	Costs of sales and services
Foreign currency contracts	(8.0)	10.0	4.2	Selling, general and administrative expenses
Other contracts	(0.4)	—	—	Interest expense, net
Total before tax	$10.5	$0.8	$(9.3)
	(2.8)	(0.1)	3.3	Provision for income taxes
Amount included in net income	$7.7	$0.7	$(6.0)

Pension and other postretirement benefits (3):
Amortization of prior service costs	$(0.3)	$(0.5)	$(0.8)	Selling, general and administrative expenses
Amortization of unrecognized net actuarial and other gains (losses)	(14.4)	(14.4)	(38.4)	Selling, general and administrative expenses
Recognized loss due to settlement/curtailment	(6.1)	(51.2)	(20.6)	Selling, general and administrative expenses; Discontinued operations, net of income taxes (4)
Total before tax	$(20.8)	$(66.1)	$(59.8)
	4.3	14.5	20.6	Provision for income taxes
Amount included in net income	$(16.5)	$(51.6)	$(39.2)

Total reclassifications for the period	$(8.8)	$(64.8)	$(45.2)	Amount included in net income
____________________

(1)	Amounts in parentheses indicate charges to the consolidated statements of income (loss).

(2)
The reclassification of historical cumulative translation adjustments was the result of the sale of our FMC Health and Nutrition and Omega-3 business. The loss recognized from this reclassification is considered permanent for tax purposes and therefore no tax has been provided. See Note 10 within these consolidated financial statements for more information. In accordance with accounting guidance, this amount was previously factored into the lower of cost or fair value test associated with the Omega-3 asset held for sale write-down charges.

(3)
Pension and other postretirement benefits amounts include the impact from both continuing and discontinued operations. For detail on the continuing operations components of pension and other postretirement benefits, see Note 14.

(4)
The loss due to curtailment for the twelve months ended December 31, 2017 related to the disposal of FMC Health and Nutrition was recorded to "Discontinued operations, net of income taxes" on the condensed consolidated statements of income (loss).

Transactions with Noncontrolling Interest
As a result of the IPO and underwriters' exercise to purchase additional shares of common stock in the fourth quarter of 2018, our controlling interest in FMC Lithium is approximately 84 percent. See Note 1 for further information regarding the IPO.
As part of the DuPont Crop Protection Business Acquisition, we acquired an 80 percent controlling interest in DuPont Agricultural Chemicals Limited, Shanghai, a joint venture registered in the People's Republic of China.
During the first quarter of 2017, we terminated our interest in a variable interest entity. See Note 8 for more information.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

During the third quarter 2016, we terminated a joint venture in Argentina for which we had a controlling interest. See Note 8 for more information. During the fourth quarter 2016, we also acquired the remaining noncontrolling interest in a joint venture in China.

Dividends and Share Repurchases
On January 17, 2019, we paid dividends totaling $53.2 million to our shareholders of record as of December 31, 2018. This amount is included in “Accrued and other liabilities” on the consolidated balance sheets as of December 31, 2018. For the years ended December 31, 2018, 2017 and 2016, we paid $89.2 million, $88.8 million and $88.6 million in dividends, respectively.
On December 3, 2018, our Board authorized the repurchase of up to $1 billion of our common shares. This repurchase program does not include a specific timetable or price targets and may be suspended or terminated at any time. Shares may be repurchased through open market or privately negotiated transactions at the discretion of management based on its evaluation of market conditions and other factors.
On November 5, 2018, we announced a plan to repurchase $200 million in shares by the end of 2018 under our previous share repurchase authorization that was approved in 2013. We completed the announced repurchase in its entirety and the remaining authority expired at the completion of the $200 million repurchase. In 2018, 2.4 million shares were repurchased under the publicly announced repurchase program. At December 31, 2018, $1.0 billion remained unused under our Board-authorized repurchase program. This repurchase program does not include a specific timetable or price targets and may be suspended or terminated at any time. Shares may be purchased through open market or privately negotiated transactions at the discretion of management based on its evaluation of market conditions and other factors. We also reacquire shares from time to time from employees in connection with the vesting, exercise and forfeiture of awards under our equity compensation plans.

Note 17: Earnings Per Share
Earnings per common share ("EPS") is computed by dividing net income by the weighted average number of common shares outstanding during the period on a basic and diluted basis.
Our potentially dilutive securities include potential common shares related to our stock options, restricted stock and restricted stock units. Diluted earnings per share (“Diluted EPS”) considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an antidilutive effect. Diluted EPS excludes the impact of potential common shares related to our stock options in periods in which the option exercise price is greater than the average market price of our common stock for the period. For the year ended December 31, 2018, there were 0.2 million potential common shares excluded from Diluted EPS. For the year ended December 31, 2017, we had a net loss from continuing operations attributable to FMC stockholders. As a result, all 1.5 million potential common shares were excluded from Diluted EPS. For the year ended December 31, 2016, there were 0.6 million potential common shares excluded from Diluted EPS.
Our non-vested restricted stock awards contain rights to receive non-forfeitable dividends, and thus, are participating securities requiring the two-class method of computing EPS. The two-class method determines EPS by dividing the sum of distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted average number of shares of common stock outstanding for the period. In calculating the two-class method, undistributed earnings are allocated to both common shares and participating securities based on the weighted average shares outstanding during the period.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Earnings applicable to common stock and common stock shares used in the calculation of basic and diluted earnings per share are as follows:

(in Millions, Except Share and Per Share Data)	Year Ended December 31,
	2018	2017	2016
Earnings (loss) attributable to FMC stockholders:
Continuing operations, net of income taxes	$531.4	$(135.7)	$71.1
Discontinued operations, net of income taxes	(29.3)	671.5	138.0
Net income (loss) attributable to FMC stockholders	$502.1	$535.8	$209.1
Less: Distributed and undistributed earnings allocable to restricted award holders	(2.4)	—	(0.2)
Net income (loss) allocable to common stockholders	$499.7	$535.8	$208.9

Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$3.94	$(1.01)	$0.53
Discontinued operations	(0.22)	5.00	1.03
Net income (loss)	$3.72	$3.99	$1.56

Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$3.91	$(1.01)	$0.53
Discontinued operations	(0.22)	5.00	1.03
Net income (loss)	$3.69	$3.99	$1.56

Shares (in thousands):
Weighted average number of shares of common stock outstanding - Basic	134,406	134,255	133,890
Weighted average additional shares assuming conversion of potential common shares	1,473	—	648
Shares – diluted basis	135,879	134,255	134,538

Note 18: Financial Instruments, Risk Management and Fair Value Measurements
Our financial instruments include cash and cash equivalents, trade receivables, other current assets, certain receivables classified as other long-term assets, accounts payable, and amounts included in investments and accruals meeting the definition of financial instruments. The carrying value of these financial instruments approximates their fair value. Our other financial instruments include the following:

Financial Instrument	Valuation Method

Foreign exchange forward contracts	Estimated amounts that would be received or paid to terminate the contracts at the reporting date based on current market prices for applicable currencies.

Commodity forward and option contracts	Estimated amounts that would be received or paid to terminate the contracts at the reporting date based on quoted market prices for applicable commodities.

Debt	Our estimates and information obtained from independent third parties using market data, such as bid/ask spreads for the last business day of the reporting period.
The estimated fair value of the financial instruments in the above table have been determined using standard pricing models which take into account the present value of expected future cash flows discounted to the balance sheet date. These standard pricing models utilize inputs derived from, or corroborated by, observable market data such as interest rate yield curves and currency and commodity spot and forward rates. In addition, we test a subset of our valuations against valuations received from the transaction's counterparty to validate the accuracy of our standard pricing models. Accordingly, the estimates presented may not be indicative of the amounts that we would realize in a market exchange at settlement date and do not represent potential gains or losses on these agreements. The estimated fair values of foreign exchange forward contracts and commodity forward and option contracts are included in the tables within this Note. The estimated fair value of debt is $2,715.2 million and $3,250.6 million and the carrying amount is $2,692.7 million and $3,185.6 million as of December 31, 2018 and December 31, 2017, respectively.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

We enter into various financial instruments with off-balance-sheet risk as part of the normal course of business. These off-balance sheet instruments include financial guarantees and contractual commitments to extend financial guarantees under letters of credit, and other assistance to customers. See Note 19 for more information. Decisions to extend financial guarantees to customers, and the amount of collateral required under these guarantees is based on our evaluation of creditworthiness on a case-by-case basis.
Use of Derivative Financial Instruments to Manage Risk
We mitigate certain financial exposures, including currency risk, commodity purchase exposures and interest rate risk through a program of risk management that includes the use of derivative financial instruments. We enter into foreign exchange contracts, including forward and purchased option contracts, to reduce the effects of fluctuating foreign currency exchange rates.
We formally document all relationships between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes relating derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. We also assess both at the inception of the hedge and on an ongoing basis, whether each derivative is highly effective in offsetting changes in fair values or cash flows of the hedged item. If we determine that a derivative is not highly effective as a hedge, or if a derivative ceases to be a highly effective hedge, we discontinue hedge accounting with respect to that derivative prospectively.
Foreign Currency Exchange Risk Management
We conduct business in many foreign countries, exposing earnings, cash flows, and our financial position to foreign currency risks. The majority of these risks arise as a result of foreign currency transactions. Our policy is to minimize exposure to adverse changes in currency exchange rates. This is accomplished through a controlled program of risk management that includes the use of foreign currency debt and forward foreign exchange contracts. We also use forward foreign exchange contracts to hedge firm and highly anticipated foreign currency cash flows, with an objective of balancing currency risk to provide adequate protection from significant fluctuations in the currency markets.
The primary currencies for which we have exchange rate exposure are the U.S. dollar versus the Brazilian Real, the Euro, the Chinese yuan, the Mexican peso and the Argentine peso.
Commodity Price Risk
We are exposed to risks in energy costs due to fluctuations in energy prices, particularly natural gas. We attempt to mitigate our exposure to increasing energy costs by hedging the cost of future deliveries of natural gas.
Interest Rate Risk
We use various strategies to manage our interest rate exposure, including entering into interest rate swap agreements to achieve a targeted mix of fixed and variable-rate debt. In the agreements we exchange, at specified intervals, the difference between fixed and variable-interest amounts calculated on an agreed-upon notional principal amount.
Concentration of Credit Risk
Our counterparties to derivative contracts are primarily major financial institutions. We limit the dollar amount of contracts entered into with any one financial institution and monitor counterparties’ credit ratings. We also enter into master netting agreements with each financial institution, where possible, which helps mitigate the credit risk associated with our financial instruments. While we may be exposed to credit losses due to the nonperformance of counterparties, we consider this risk remote.
Financial Guarantees and Letter-of-Credit Commitments
We enter into various financial instruments with off-balance-sheet risk as part of the normal course of business. These off-balance-sheet instruments include financial guarantees and contractual commitments to extend financial guarantees under letters of credit and other assistance to customers. See Notes 1 and 19 for more information. Decisions to extend financial guarantees to customers, and the amount of collateral required under these guarantees, is based on our evaluation of creditworthiness on a case-by-case basis.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Accounting for Derivative Instruments and Hedging Activities
Cash Flow Hedges
We recognize all derivatives on the balance sheet at fair value. On the date we enter into the derivative instrument, we generally designate the derivative as a hedge of the variability of cash flows to be received or paid related to a forecasted transaction (cash flow hedge). We record in AOCI changes in the fair value of derivatives that are designated as, and meet all the required criteria for, a cash flow hedge. We then reclassify these amounts into earnings as the underlying hedged item affects earnings. In contrast we immediately record in earnings changes in the fair value of derivatives that are not designated as cash flow hedges.
As of December 31, 2018, we had open foreign currency forward contracts in AOCI in a net after-tax gain position of $10.4 million designated as cash flow hedges of underlying forecasted sales and purchases. Current open contracts hedge forecasted transactions until December 31, 2019. At December 31, 2018, we had open forward contracts with various expiration dates to buy, sell or exchange foreign currencies with a U.S. dollar equivalent of approximately $1,331.6 million.
As of December 31, 2018, we had open interest rate contracts in AOCI in a net after tax loss position of $0.2 million designated as cash flow hedges of underlying floating rate interest payments on a portion of our variable-rate debt. At December 31, 2018 we had interest rate swap contracts outstanding with a total aggregate notional value of $200.0 million.
As of December 31, 2018, we had no open commodity contracts in AOCI designated as cash flow hedges of underlying forecasted purchases. At December 31, 2018, we had no mmBTUs (millions of British Thermal Units) in aggregate notional volume of outstanding natural gas commodity forward contracts.
Approximately $10.2 million of net after-tax gains, representing open foreign currency exchange contracts, interest rate contracts, and commodity contracts, will be realized in earnings during the twelve months ending December 31, 2019 if spot rates in the future are consistent with forward rates as of December 31, 2018. The actual effect on earnings will be dependent on the actual spot rates when the forecasted transactions occur. We recognize derivative gains and losses in the “Costs of sales and services” line in the consolidated statements of income (loss).

Derivatives Not Designated As Hedging Instruments
We hold certain forward contracts that have not been designated as cash flow hedging instruments for accounting purposes. Contracts used to hedge the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities are not designated as cash flow hedging instruments, and changes in the fair value of these items are recorded in earnings.
We had open forward contracts not designated as cash flow hedging instruments for accounting purposes with various expiration dates to buy, sell or exchange foreign currencies with a U.S. dollar equivalent of approximately $1,075.2 million at December 31, 2018.

Fair Value of Derivative Instruments
The following tables provide the gross fair value and net balance sheet presentation of our derivative instruments as of December 31, 2018 and 2017.

	December 31, 2018
	Gross Amount of Derivatives
(in Millions)	Designated as Cash Flow Hedges	Not Designated as Hedging Instruments	Total Gross Amounts	Gross Amounts Offset in the Consolidated Balance Sheet (3)	Net Amounts
Derivatives
Foreign exchange contracts	$18.3	$1.5	$19.8	$(8.1)	$11.7
Total derivative assets (1)	$18.3	$1.5	$19.8	$(8.1)	$11.7

Foreign exchange contracts	$(8.0)	$(0.2)	$(8.2)	$8.1	$(0.1)
Interest rate contracts	(0.2)	—	(0.2)	—	(0.2)
Total derivative liabilities (2)	$(8.2)	$(0.2)	$(8.4)	$8.1	$(0.3)

Net derivative assets (liabilities)	$10.1	$1.3	$11.4	$—	$11.4

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

	December 31, 2017
	Gross Amount of Derivatives
(in Millions)	Designated as Cash Flow Hedges	Not Designated as Hedging Instruments	Total Gross Amounts	Gross Amounts Offset in the Consolidated Balance Sheet (3)	Net Amounts
Derivatives
Foreign exchange contracts	$7.0	$1.2	$8.2	$(1.5)	$6.7
Total derivative assets (1)	$7.0	$1.2	$8.2	$(1.5)	$6.7

Foreign exchange contracts	$(3.6)	$(0.2)	$(3.8)	$1.5	$(2.3)
Total derivative liabilities (2)	$(3.6)	$(0.2)	$(3.8)	$1.5	$(2.3)

Net derivative assets (liabilities)	$3.4	$1.0	$4.4	$—	$4.4
____________________

(1)	Net balance is included in “Prepaid and other current assets” in the consolidated balance sheets.

(2)	Net balance is included in “Accrued and other liabilities” in the consolidated balance sheets.

(3)	Represents net derivatives positions subject to master netting arrangements.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

The following tables summarize the gains or losses related to our cash flow hedges and derivatives not designated as hedging instruments.

Derivatives in Cash Flow Hedging Relationships

	Contracts
(in Millions)	Foreign exchange	Energy	Other	Total
Accumulated other comprehensive income (loss), net of tax at December 31, 2015	$(6.1)	$(1.3)	$1.2	$(6.2)
2016 Activity
Unrealized hedging gains (losses) and other, net of tax	$6.1	$1.2	$—	$7.3
Reclassification of deferred hedging (gains) losses, net of tax
Effective Portion (1)	$5.1	$1.5	$(0.1)	$6.5
Ineffective Portion (1)	(0.5)	—	—	(0.5)
Total derivative instrument impact on comprehensive income, net of tax	$10.7	$2.7	$(0.1)	$13.3

Accumulated other comprehensive income (loss), net of tax at December 31, 2016	$4.6	$1.4	$1.1	$7.1
2017 Activity
Unrealized hedging gains (losses) and other, net of tax	$(0.4)	$(0.8)	$—	$(1.2)
Reclassification of deferred hedging (gains) losses, net of tax
Effective Portion (1)	$0.3	$(0.6)	$(0.3)	$(0.6)
Ineffective Portion (1)	(0.1)	—	—	(0.1)
Total derivative instrument impact on comprehensive income, net of tax	$(0.2)	$(1.4)	$(0.3)	$(1.9)

Accumulated other comprehensive income (loss), net of tax at December 31, 2017	$4.4	$—	$0.8	$5.2
2018 Activity
Unrealized hedging gains (losses) and other, net of tax	$14.2	$—	$(0.5)	$13.7
Reclassification of deferred hedging (gains) losses, net of tax
Effective Portion (1)	$(8.1)	$—	$0.5	$(7.6)
Ineffective Portion (1)	(0.1)	—	—	(0.1)
Total derivative instrument impact on comprehensive income, net of tax	$6.0	$—	$—	$6.0

Accumulated other comprehensive income (loss), net of tax at December 31, 2018	$10.4	$—	$0.8	$11.2
____________________

(1)	Amounts are included in “Cost of sales and services” and "Interest expense" on the consolidated statements of income (loss).

Derivatives Not Designated as Hedging Instruments

	Location of Gain or (Loss) Recognized in Income on Derivatives	Amount of Pre-tax Gain or (Loss) Recognized in Income on Derivatives (1)
		Year Ended December 31,
(in Millions)		2018	2017	2016
Foreign Exchange contracts	Cost of Sales and Services	$(10.9)	$(12.5)	$(44.2)
Total		$(10.9)	$(12.5)	$(44.2)

____________________

(1)	Amounts in the columns represent the gain or loss on the derivative instrument offset by the gain or loss on the hedged item.

Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are defined as buyers or sellers in the principle or most advantageous market for the asset or liability that are independent of the reporting entity, knowledgeable and able and willing to transact for the asset or liability.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Fair Value Hierarchy
We have categorized our assets and liabilities that are recorded at fair value, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the assets and liabilities fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Recurring Fair Value Measurements
The following tables present our fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis in our consolidated balance sheets.

(in Millions)	December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Derivatives – Foreign exchange (1)	$11.7	$—	$11.7	$—
Other (2)	17.7	17.7	—	—
Total Assets	$29.4	$17.7	$11.7	$—

Liabilities
Derivatives – Foreign exchange (1)	$0.1	$—	$0.1	$—
Derivatives - Interest Rate (1)	0.2	—	0.2	—
Other (3)	27.4	24.3	3.1	—
Total Liabilities	$27.7	$24.3	$3.4	$—
____________________

(1)	See the Fair Value of Derivative Instruments table within this Note for classifications on our consolidated balance sheets.

(2)
Consists of a deferred compensation arrangement, through which we hold various investment securities, recognized on our balance sheet. Both the asset and liability are recorded at fair value. Asset amounts included in “Other assets including long-term receivables, net” in the consolidated balance sheets.

(3)
Primarily consists of a deferred compensation arrangement recognized on our balance sheet. Both the asset and liability are recorded at fair value. Liability amounts included in “Other long-term liabilities” in the consolidated balance sheets.

(in Millions)	December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Derivatives – Foreign exchange (1)	$6.7	$—	$6.7	$—
Other (2)	30.1	30.1	—	—
Total Assets	$36.8	$30.1	$6.7	$—

Liabilities
Derivatives – Foreign exchange (1)	$2.3	$—	$2.3	$—
Other (3)	46.6	38.8	7.8	—
Total Liabilities	$48.9	$38.8	$10.1	$—
____________________

(1)	See the Fair Value of Derivative Instruments table within this Note for classifications on our consolidated balance sheets.

(2)
Consists of a deferred compensation arrangement, through which we hold various investment securities, recognized on our balance sheet. Both the asset and liability are recorded at fair value. Asset amounts included in “Other assets including long-term receivables, net” in the consolidated balance sheets.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

(3)
Primarily consists of a deferred compensation arrangement recognized on our balance sheet. Both the asset and liability are recorded at fair value. Liability amounts included in “Other long-term liabilities” in the consolidated balance sheets.

Nonrecurring Fair Value Measurements
The following tables present our fair value hierarchy for those assets and liabilities measured at fair value on a non-recurring basis in our consolidated balance sheets during the year ended December 31, 2018 and 2017. See Note 4 for the assets and liabilities measured on a non-recurring basis at fair value associated with our acquisitions.

(in Millions)	December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses) (Year Ended December 31, 2018)
Assets
Impairment of intangibles (1)	$3.1	$—	$—	$3.1	$(1.8)
Total Assets	$3.1	$—	$—	$3.1	$(1.8)
____________________

(1)	We recorded an impairment charge, related to our FMC Agricultural Solutions segment, to write down the carrying value of the generic brand portfolio of approximately $2 million to its fair value.

(in Millions)	December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses) (Year Ended December 31, 2017)
Assets
Impairment of Crop Protection intangibles (1)	$1,136.1	$—	$—	$1,136.1	$(42.1)
Impairment of intangibles (2)	4.3	—	—	4.3	(1.3)
Total Assets	$1,140.4	$—	$—	$1,140.4	$(43.4)
____________________

(1)
Represents impairment charge to write down certain indefinite-lived intangible assets of the acquired DuPont Crop Protection Business as a result of a triggering event for the United States' enactment of the Act. See Note 12 for further details on the tax legislation.

(2)	We recorded an impairment charge, related to our FMC Agricultural Solutions segment, to write down the carrying value of the generic brand portfolio of approximately $1 million to its fair value.
Note 19: Guarantees, Commitments and Contingencies
We continue to monitor the conditions that are subject to guarantees and indemnifications to identify whether a liability must be recognized in our financial statements.
The following table provides the estimated undiscounted amount of potential future payments for each major group of guarantees at December 31, 2018. These guarantees arise during the ordinary course of business from relationships with customers and nonconsolidated affiliates. Non-performance by the guaranteed party triggers the obligation requiring us to make payments to the beneficiary of the guarantee. Based on our experience these types of guarantees have not had a material effect on our consolidated financial position or on our liquidity. Our expectation is that future payment or performance related to the non-performance of others is considered unlikely.

(in Millions)
Guarantees:
Guarantees of vendor financing - short term (1)	$67.1
Other debt guarantees (2)	4.2
Total	$71.3
____________________

(1)
Represents guarantees to financial institutions on behalf of certain FMC Agricultural Solutions customers for their seasonal borrowing. The short-term amount is recorded on the consolidated balance sheets as “Guarantees of vendor financing.”

(2)
These guarantees represent support provided to third-party banks for credit extended to various FMC Agricultural Solutions customers and nonconsolidated affiliates. The liability for the guarantees is recorded at an amount that approximates fair value (i.e. representing

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

the stand-ready obligation) based on our historical collection experience and a current assessment of credit exposure. We believe the fair value of these guarantees is immaterial. The majority of these guarantees have an expiration date of less than one year.
Excluded from the chart above are parent company guarantees we provide to lending institutions that extend credit to our foreign subsidiaries. Since these guarantees are provided for consolidated subsidiaries the consolidated financial position is not affected by the issuance of these guarantees. Also excluded from the chart, in connection with our property and asset sales and divestitures, we have agreed to indemnify the buyers for certain liabilities, including environmental contamination and taxes that occurred prior to the date of sale or provided guarantees to third parties relating to certain contracts assumed by the buyer. Our indemnification or guarantee obligations with respect to these liabilities may be indefinite as to duration and may or may not be subject to a deductible, minimum claim amount or cap. As such, it is not possible for us to predict the likelihood that a claim will be made or to make a reasonable estimate of the maximum potential loss or range of loss. If triggered, we may be able to recover some of the indemnity payments from third parties. We have not recorded any specific liabilities for these guarantees.

Commitments
Leases
We lease office space, plants and facilities, and various types of manufacturing, data processing and transportation equipment. Leases of real estate generally provide for our payment of property taxes, insurance and repairs. During 2018, we migrated our Ewing R&D activities and employees into the newly acquired Stine facilities and exited the Ewing facilities. Refer to Note 8 for further details. As of December 31, 2018, we had one capital lease related to our research and technology center in China. Our capital lease asset balances (net of accumulated amortization of $1.9 million and $2.3 million), which are classified as buildings within our property, plant and equipment on our consolidated balance sheets, were $13.0 million and $16.4 million as of December 31, 2018 and 2017, respectively. Amortization of capital lease assets is included within depreciation expense. See Note 21 within these consolidated financial statements for obligations associated with our capital leases.

	Year ended December 31,
(in Millions)	2018	2017	2016
Operating leases rent expense	$40.0	$26.1	$20.0

	Future Minimum Lease Payments
(in Millions)	2019	2020	2021	2022	2023	Thereafter
Operating Leases	$36.0	$31.1	$20.4	$17.1	$13.3	$107.1
Capital Lease	2.9	2.9	3.1	3.1	3.1	4.3

Purchase Obligations
Our minimum commitments under our take-or-pay purchase obligations associated with the sourcing of materials and energy total approximately $1,174 million. Since the majority of our minimum obligations under these contracts are over the life of the contract on a year-by-year basis, we are unable to determine the periods in which these obligations could be payable under these contracts. However, we intend to fulfill the obligations associated with these contracts through our purchases associated with the normal course of business.
Contingencies
Competition / antitrust litigation related to the discontinued FMC Peroxygens segment. We are subject to actions brought by private plaintiffs relating to alleged violations of European and Canadian competition and antitrust laws, as further described below.
European competition action. Multiple European purchasers of hydrogen peroxide who claim to have been harmed as a result of alleged violations of European competition law by hydrogen peroxide producers assigned their legal claims to a single entity formed by a law firm. The single entity then filed a lawsuit in Germany in March 2009 against European producers, including our wholly-owned Spanish subsidiary, Foret. Initial defense briefs were filed in April 2010, and an initial hearing was held during the first quarter of 2011, at which time case management issues were discussed. At a subsequent hearing in October 2011, the Court indicated that it was considering seeking guidance from the European Court of Justice (“ECJ”) as to whether the German courts have jurisdiction over these claims. After submission of written comments on this issue by the parties, on March 1, 2012, the judge announced that she would refer the jurisdictional issues to the ECJ, which she did on

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

April 29, 2013. On May 21, 2015, the ECJ issued its decision, upholding the jurisdiction of the German court. The case is now back before the German judge. We filed a motion to dismiss the proceedings in September 2015. We anticipate a response by the court in the first half of 2019. Since the case is in the preliminary stages and is based on a novel procedure - namely the attempt to create a cross-border “class action” which is not a recognized proceeding under EU or German law - we are unable to develop a reasonable estimate of our potential exposure of loss at this time. We intend to vigorously defend this matter.
Canadian antitrust actions. In 2005, after public disclosures of the U.S. federal grand jury investigation into the hydrogen peroxide industry, which resulted in no charges brought against us, and the filing of various class actions in U.S. federal and state courts, which have all been settled, putative class actions against us and five other major hydrogen peroxide producers were filed in provincial courts in Ontario, Quebec and British Columbia under the laws of Canada. The other five defendants have settled these claims for a total of approximately $20.6 million. On September 28, 2009, the Ontario Superior Court of Justice certified a class of direct and indirect purchasers of hydrogen peroxide from 1994 to 2005. Our motion for leave to appeal the class certification decision was denied in June 2010. The case was largely dormant while the Canadian Supreme Court considered, in different litigation, whether indirect purchasers may recover overcharges in antitrust actions. In October 2013 the Court ruled that such recovery is permissible. Thereafter, the plaintiffs' moved to dismiss certain downstream purchasers (those who purchased products that contain hydrogen peroxide or were made using hydrogen peroxide) from the case and to reduce the class period to November 1, 1998 through December 31, 2003 - thereby eliminating six of the eleven years of the originally certified class period. The Court approved this request. Following an active period of discovery the plaintiffs approached FMC for settlement negotiations in July 2018. The plaintiffs and FMC subsequently reached agreement and signed a settlement agreement on September 27, 2018, providing for a payment of CAD 3.25 million ($2.5 million) to plaintiffs. The settlement payment was made in the fourth quarter of 2018. This was recorded within "Discontinued operations, net of income taxes" on the consolidated statements of income (loss). Subject to court approval, which is expected, the settlement agreement fully and finally resolved the Canadian litigation.

Asbestos claims. Like hundreds of other industrial companies, we have been named as one of many defendants in asbestos-related personal injury litigation. Most of these cases allege personal injury or death resulting from exposure to asbestos in premises of FMC or to asbestos-containing components installed in machinery or equipment manufactured or sold by discontinued operations.
We intend to continue managing these asbestos-related cases in accordance with our historical experience. We have established a reserve for this litigation within our discontinued operations and believe that any exposure of a loss in excess of the established reserve cannot be reasonably estimated. Our experience has been that the overall trends in asbestos litigation have changed over time. Over the last several years, we have seen changes in the jurisdictions where claims against FMC are being filed and changes in the mix of products named in the various claims. Because these claim trends have yet to form a predictable pattern, we are presently unable to reasonably estimate our asbestos liability with respect to claims that may be filed in the future.
Other contingent liabilities. In addition to the matters disclosed above, we have certain other contingent liabilities arising from litigation, claims, products we have sold, guarantees or warranties we have made, contracts we have entered into, indemnities we have provided, and other commitments or obligations incident to the ordinary course of business. In Brazil, we are subject to claims from various governmental agencies regarding alleged additional indirect (non-income) taxes or duties as well as product liability matters related to our operations. These disputes take many years to resolve as the matters move through administrative or judicial courts. We have provided reserves for such Brazilian matters that we consider probable and for which a reasonable estimate of the obligation can be made in the amount of $1.7 million and $2.2 million as of December 31, 2018 and 2017, respectively. The aggregate estimated reasonably possible loss contingencies related to such Brazilian matters exceed amounts accrued by approximately $77 million at December 31, 2018. This reasonably possible estimate is based upon information available as of the date of the filing and the actual future losses may be higher given the uncertainties regarding the ultimate decision by administrative or judicial authorities in Brazil. Regarding other contingencies arising from operations, some of these contingencies are known - for example pending product liability litigation or claims - but are so preliminary that the merits cannot be determined, or if more advanced, are not deemed material based on current knowledge. Some contingencies are unknown - for example, claims with respect to which we have no notice or claims which may arise in the future, resulting from products we have sold, guarantees or warranties we have made, or indemnities we have provided. Therefore, we are unable to develop a reasonable estimate of our potential exposure of loss for these contingencies, either individually or in the aggregate, at this time. Based on information currently available and established reserves, we have no reason to believe that the ultimate resolution of our known contingencies, including the matters described in this Note, will have a material adverse effect on our consolidated financial position, liquidity or results of operations. However, there can be no assurance that the outcome of these contingencies will be favorable, and adverse

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

results in certain of these contingencies could have a material adverse effect on our consolidated financial position, results of operations in any one reporting period, or liquidity.
See Note 11 for the Pocatello tribal litigation, Middleport litigation, and Portland Harbor litigation for legal proceedings associated with our environmental contingencies.

Note 20: Segment Information

(in Millions)	Year Ended December 31,
	2018	2017	2016
Revenue (1)
FMC Agricultural Solutions	$4,285.3	$2,531.2	$2,274.8
Total	$4,285.3	$2,531.2	$2,274.8
Earnings before interest, taxes and depreciation and amortization (EBITDA)
FMC Agricultural Solutions	$1,217.8	$576.1	$480.7
Corporate and other	(108.9)	(96.1)	(79.0)
Operating profit before the items listed below	$1,108.9	$480.0	$401.7
Depreciation and amortization	(150.2)	(97.8)	(85.8)
Interest expense, net	(133.1)	(79.1)	(62.9)
Restructuring and other (charges) income (2)	(61.2)	(73.2)	(94.2)
Non-operating pension and postretirement (charges) income (3)	0.5	16.3	(23.8)
Transaction-related charges (4)	(156.5)	(150.4)	(23.4)
(Provision) benefit for income taxes	(70.8)	(228.9)	(38.2)
Discontinued operations, net of income taxes	(26.1)	671.5	138.3
Net (income) loss attributable to noncontrolling interests	(9.4)	(2.6)	(2.6)
Net income (loss) attributable to FMC stockholders	$502.1	$535.8	$209.1
____________________

(1)	Refer to Note 3 for further disaggregation of revenue in accordance with ASC 606.

(2)	See Note 8 for details of restructuring and other (charges) income. Below provides the detail the (charges) income by segment:

	Year Ended December 31,
(in Millions)	2018	2017	2016
FMC Agricultural Solutions	$(33.3)	$(49.9)	$(62.4)
Corporate	(27.9)	(23.3)	(31.8)
Restructuring and other (charges) income	$(61.2)	$(73.2)	$(94.2)

(3)
Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our segments results and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.

(4)
Charges relate to the expensing of the inventory fair value step-up resulting from the application of purchase accounting, transaction costs, costs for transitional employees, other acquired employee related costs, integration related legal and professional third-party fees. Amounts represent the following:

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

	Year Ended December 31,
(in Millions)	2018	2017	2016
Acquisition-related charges - DuPont Crop
Legal and professional fees (1)	$86.9	$130.2	$—
Inventory fair value amortization (2)	69.6	20.2	—
Acquisition-related charges - Cheminova (3)
Legal and professional fees (1)	—	—	23.4
Total transaction-related charges	$156.5	$150.4	$23.4

____________________

(1)
Represents transaction costs, costs for transitional employees, other acquired employees related costs, and transactional-related costs such as legal and professional third-party fees. These charges are recorded as a component of “Selling, general and administrative expense" on the consolidated statements of income (loss).

(2)	These charges are included in “Costs of sales and services” on the consolidated statements of income (loss).

(3)	Acquisition-related charges and restructuring charges to integrate Cheminova with FMC Agricultural Solutions were completed at the end of 2016.

(in Millions)	December 31,
	2018	2017
Operating capital employed (1)
FMC Agricultural Solutions	$6,326.3	$6,216.3
Total operating capital employed	$6,326.3	$6,216.3
Segment liabilities included in total operating capital employed	2,334.1	1,877.7
Assets of discontinued operations	652.7	494.7
Corporate items	661.2	617.6
Total assets	$9,974.3	$9,206.3
Segment assets (2)
FMC Agricultural Solutions	$8,660.4	$8,094.0
Total segment assets	$8,660.4	$8,094.0
Assets of discontinued operations	652.7	494.7
Corporate items	661.2	617.6
Total assets	$9,974.3	$9,206.3
____________________

(1)
We view operating capital employed, which consists of assets, net of liabilities, reported by our operations and excluding corporate items such as cash equivalents, debt, pension liabilities, income taxes and LIFO reserves, as our primary measure of segment capital.

(2)	Segment assets are assets recorded and reported by the segments and are equal to segment operating capital employed plus segment liabilities. See Note 1.

	Year Ended December 31,
(in Millions)	Capital Expenditures (1)			Depreciation and Amortization			Research and Development Expense
	2018	2017	2016	2018	2017	2016	2018	2017	2016
FMC Agricultural Solutions	$74.5	$26.2	$23.1	$143.6	$90.5	$80.8	$287.7	$138.4	$131.4
Corporate	8.5	12.1	43.7	6.6	7.3	5.0	—	—	—
Total	$83.0	$38.3	$66.8	$150.2	$97.8	$85.8	$287.7	$138.4	$131.4

___________________

(1)
Cash spending associated with contract manufacturers in our FMC Agricultural Solutions segment, which are not included in the table above was $17.8 million, $15.9 million and $10.4 million for the years ended December 31, 2018. 2017 and 2016, respectively.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Geographic Segment Information

(in Millions)	Year Ended December 31,
	2018	2017	2016
Revenue from continuing operations (by location of customer)
North America (1)	$1,090.8	$626.7	$557.7
Europe, Middle East, and Africa	966.0	523.8	516.3
Latin America (1)	1,210.1	866.6	758.9
Asia Pacific	1,018.4	514.1	441.9
Total	$4,285.3	$2,531.2	$2,274.8
____________________

(1)
In 2018, countries with sales in excess of 10 percent of consolidated revenue consisted of the U.S. and Brazil. Sales for the years ended December 31, 2018, 2017 and 2016 for the U.S. totaled $991.8 million, $577.0 million and $532.9 million and for Brazil totaled $913.7 million, $598.5 million and $490.9 million, respectively.

(in Millions)	December 31,
	2018	2017
Long-lived assets (1)
North America (2)	$1,060.8	$888.3
Europe, Middle East, and Africa (2)	1,421.9	1,478.3
Latin America	809.9	701.1
Asia Pacific	2,019.9	1,941.7
Total	$5,312.5	$5,009.4
____________________

(1)	Geographic segment long-lived assets exclude long-term deferred income taxes and assets of discontinued operations on the consolidated balance sheets.

(2)
The countries with long-lived assets in excess of 10 percent of consolidated long-lived assets at December 31, 2018 are Singapore, which totaled $1,558.9 million, the U.S., which totaled $1,052.0 million, and Denmark, which totaled $1,044.2 million, respectively. The long-lived assets over the threshold at December 31, 2017 were Singapore, which totaled $1,414.9 million, the U.S., which totaled $884.1 million, and Denmark, which totaled $1,096.2 million, respectively.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Note 21: Supplemental Information

The following tables present details of prepaid and other current assets, other assets including long-term receivables, net, accrued and other liabilities and other long-term liabilities as presented on the consolidated balance sheets:

(in Millions)	December 31,
	2018	2017
Prepaid and other current assets
Prepaid insurance	$7.9	$8.0
Tax related items including value added tax receivables	215.2	122.9
Refund asset (1)	49.7	—
Environmental obligation recoveries (Note 11)	6.2	7.0
Derivative assets (Note 18)	11.7	6.7
Acquisition related items (2)	3.4	54.7
Other prepaid and current assets	138.5	104.2
Total	$432.6	$303.5

(in Millions)	December 31,
	2018	2017
Other assets including long-term receivables, net
Non-current receivables (Note 9)	$84.5	$106.7
Advance to contract manufacturers	69.9	68.9
Capitalized software, net	61.8	24.4
Environmental obligation recoveries (Note 11)	24.3	25.3
Income taxes deferred charges	41.9	60.7
Deferred compensation arrangements	17.7	30.1
Pension and other postretirement benefits (Note 14)	42.8	—
Other long-term assets	40.5	53.4
Total	$383.4	$369.5
____________________

(1)
In accordance with the new revenue standard requirements, a sales return liability is recognized for the consideration paid by a customer to which FMC does not expect to be entitled, together with a corresponding refund asset to recover the product from the customer. Refer to Note 2 for further information.

(2)
Amount in 2017 represents $32.9 million of accounts payable of the legal entity stock sales as part of the DuPont Crop Protection Acquisition as well as $21.8 million of deferred goodwill as a result of the delayed sites. As part of the Transaction Agreement, the accounts payable will be settled subsequent to the closing date through reimbursement between FMC and DuPont. This amount represents the offsetting asset recorded for amounts due back from DuPont. The deferred goodwill will be recognized as the sites are transferred to FMC. See Note 4 for more details.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

(in Millions)	December 31,
	2018	2017
Accrued and other liabilities
Restructuring reserves (Note 8)	$17.2	$3.5
Dividend payable (Note 16)	53.2	22.3
Accrued payroll	87.0	84.6
Environmental reserves, current, net of recoveries (Note 11)	63.0	71.6
Derivative liabilities (Note 18)	0.3	2.3
Acquisition related items (1)	—	45.8
Unfavorable contracts (2)	103.1	65.7
Other accrued and other liabilities (3)	247.0	183.6
Total	$570.8	$479.4

(in Millions)	December 31,
	2018	2017
Other long-term liabilities
Asset retirement obligations, long-term (Note 1)	$2.6	$1.9
Transition tax related to Tax Cuts and Jobs Act (4)	145.6	186.5
Contingencies related to uncertain tax positions (Note 12)	79.5	90.9
Deferred compensation arrangements (Note 18)	24.3	38.8
Self-insurance reserves (primarily workers' compensation)	2.2	6.1
Lease obligations	17.3	22.5
Reserve for discontinued operations (Note 10)	72.2	63.2
Guarantees of vendor financing (Note 19)	—	0.2
Unfavorable contracts (2)	327.6	243.9
Other long-term liabilities	71.6	60.4
Total	$742.9	$714.4
____________________

(1)
Represents the accounts receivable of the legal entity stock sales as part of the DuPont Crop Protection Acquisition. As part of the Transaction Agreement, this balance will be settled subsequent to the closing date through reimbursement between FMC and DuPont. Amount represents the offsetting liability recorded for amounts due back to DuPont.

(2)	Primarily represents the technical insecticide product supply agreements with DuPont for use in their retained seed treatment business. Refer to Note 4 for more details.

(3)
Other accrued and other liabilities in 2018 includes the gross up of the estimated sales returns as part of our adoption of the new revenue standard. The impact of the adoption increased accrued and other liabilities by $49.7 million. Refer to Note 2 for further information.

(4)	Represents noncurrent portion of overall transition tax to be paid over eight years.

FMC CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Note 22: Quarterly Financial Information (Unaudited)

(in Millions, Except Share and Per Share Data)	2018				2017
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q
Revenue	$1,107.9	$1,154.4	$923.6	$1,099.4	$530.4	$582.8	$551.8	$866.2
Gross margin	502.5	490.4	395.2	491.7	189.2	204.0	223.6	335.0
Income (loss) from continuing operations before equity in (earnings) loss of affiliates, non-operating pension and postretirement charges (income), interest expense, net and income taxes	325.0	133.3	105.1	177.5	43.6	43.4	37.1	34.4
Income (loss) from continuing operations (1)	230.2	99.8	50.9	156.7	27.6	36.5	42.2	(239.4)
Discontinued operations, net of income taxes (2)	39.4	32.7	23.9	(122.1)	(151.4)	38.8	13.6	770.5
Net income (loss)	$269.6	$132.5	$74.8	$34.6	$(123.8)	$75.3	$55.8	$531.1
Less: Net income (loss) attributable to noncontrolling interests	2.4	2.8	2.0	2.2	0.4	0.6	0.6	1.0
Net income (loss) attributable to FMC stockholders	$267.2	$129.7	$72.8	$32.4	$(124.2)	$74.7	$55.2	$530.1
Amounts attributable to FMC stockholders:
Continuing operations, net of income taxes	$227.8	$97.0	$48.9	$157.7	$27.1	$36.0	$41.7	$(240.5)
Discontinued operations, net of income taxes	39.4	32.7	23.9	(125.3)	(151.3)	38.7	13.5	770.6
Net income (loss)	$267.2	$129.7	$72.8	$32.4	$(124.2)	$74.7	$55.2	$530.1
Basic earnings (loss) per common share attributable to FMC stockholders (3):
Continuing operations	$1.69	$0.72	$0.36	$1.17	$0.20	$0.28	$0.31	$(1.79)
Discontinued operations	0.29	0.24	0.18	(0.93)	(1.13)	0.28	0.10	5.73
Basic net income (loss) per common share	$1.98	$0.96	$0.54	$0.24	$(0.93)	$0.56	$0.41	$3.94
Diluted earnings (loss) per common share attributable to FMC stockholders (3):
Continuing operations	$1.67	$0.72	$0.36	$1.17	$0.20	$0.28	$0.31	$(1.79)
Discontinued operations	0.29	0.24	0.18	(0.93)	(1.12)	0.28	0.10	5.73
Diluted net income (loss) per common share	$1.96	$0.96	$0.54	$0.24	$(0.92)	$0.56	$0.41	$3.94
Weighted average shares outstanding:
Basic	134.6	134.8	134.9	133.7	134.0	134.2	134.4	134.5
Diluted	136.2	136.2	136.4	135.1	135.1	135.6	135.9	134.5
 ____________________

(1)	The Company recorded a provisional income tax expense of $303.6 million as a result of the enactment of the Act during the fourth quarter of 2017. See Note 12 for more details.

(2)
In the first quarter of 2017, we recorded an impairment charge associated with our discontinued Omega-3 business. In the fourth quarter of 2017, we recorded a gain on sale of the FMC Health and Nutrition business. See Note 10 for more details.

(3)	The sum of quarterly earnings per common share may differ from the full-year amount.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
FMC Corporation:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of FMC Corporation and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for each of the years in the three‑year period ended December 31, 2018, and the related notes and financial statement schedule II - valuation and qualifying accounts and reserves (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three‑year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company's auditor since 1928.
Philadelphia, Pennsylvania
February 28, 2019, except with respect to the effects of reporting the FMC Lithium segment as a discontinued operation, as discussed in Note 1, as to which the date is August 2, 2019.

FMC CORPORATION
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

		Provision (Benefit)
(in Millions)	Balance, Beginning of Year	Charged to Costs and Expenses	Charged to Other Comprehensive Income	Net recoveries, write-offs and other (1)	Balance, End of Year
December 31, 2018
Reserve for doubtful accounts (2) (3)	$85.7	71.4	—	(74.2)	$82.9
Deferred tax valuation allowance	272.0	(8.8)	(1.8)	—	261.4
December 31, 2017
Reserve for doubtful accounts (2)	$65.7	22.1	—	(2.1)	$85.7
Deferred tax valuation allowance	286.4	(17.0)	2.6	—	272.0
December 31, 2016
Reserve for doubtful accounts	$41.9	22.1	—	1.7	$65.7
Deferred tax valuation allowance	262.0	27.8	(3.4)	—	286.4
____________________

(1)	Write-offs are net of recoveries.

(2)	Includes short-term and long-term portion.

(3)
Includes the charge and write-off of approximately $42 million associated with the stranded accounts receivables written off as part of the restructuring in India. The charge was recorded as a component of "Restructuring and other charges (income)" on the consolidated statements of income (loss). Refer to Note 8 for further information.